AGREEMENT AND PLAN OF MERGER

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TABLE OF CONTENTS
Page
ARTICLE I
THE MERGER
1.1    The Merger                                        2
1.2    The Closing and the Effective Time                                2
1.3    Effect of the Merger                                    2
1.4    Certificate of Incorporation and Bylaws of the Surviving Corporation                2
1.5    Directors and Officers of Surviving Corporation                        3
1.6    Effect of the Merger on the Capital Stock of the Company and Merger Sub            3
1.7    Surrender of Certificates                                    4
1.8    No Further Ownership Rights in Company Capital Stock                    6
1.9    Dissenting Shares.                                    6
1.10    Lost, Stolen or Destroyed Certificates                            7
1.11    Taking of Necessary Action; Further Action                            7
1.12    Severance and Other Company Obligations                            7
1.13    Final Determination of Merger Consideration                        8
1.14    Tax Treatment                                        9
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
2.1    Organization of the Company                                9
2.2    Company Capital Structure                                10
2.3    Anti-takeover Statutes                                    12
2.4    Subsidiaries                                        12
2.5    Authority                                        12
2.6    No Conflict; Consents                                    12
2.7    Governmental Consents                                    13
2.8    Company Financial Statements                                13
2.9    No Undisclosed Liabilities                                    14
2.10    No Changes                                        14
2.11    Tax Matters                                        16
2.12    Restrictions on Business Activities                                18
2.13    Title to Properties; Absence of Liens and Encumbrances                    18
2.14    Intellectual Property                                    19
2.15    Agreements, Contracts and Commitments                            28
2.16    Interested Party Transactions                                31
2.17    Governmental Authorization                                31
2.18    Litigation                                        31
2.19    Minute Books and Other Corporate Records                            31
2.20    Environmental Matters                                    32
2.21    Brokers’ and Finders’ Fees                                    33
2.22    Employee Benefit Plans and Compensation                            33
2.23    Insurance                                        38
2.24    Compliance with Laws                                    39
2.25    Foreign Corrupt Practices Act                                39

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2.26    Spreadsheet                                        39
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
3.1    Organization, Standing and Power                            39
3.2    Authority                                        40
3.3    Conflicts                                        40
3.4    Capital Resources                                    40
3.5    Consents                                        40
ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
4.1    Conduct of Business by Company                            41
4.2    No Solicitation
ARTICLE V
ADDITIONAL AGREEMENTS
5.1    Access to Information                                    45
5.2    Confidentiality; Public Disclosure                            45
5.3    Commercially Reasonable Efforts; Governmental Approvals; Contract Consents                                            46
5.4    Consents and Notices                                    46
5.5    Stockholder Approval                                    47
5.6    Statement of Expenses                                47
5.7    Financial Statements; Spreadsheet                            47
5.8    Employment Arrangements                                47
5.9    Terminations                                        48
5.10    Litigation Support                                    48
5.11    Release of Liens                                    48
5.12    Termination of Company Warrants                            48
5.13    Additional Documents and Further Assurances                    48
5.14    Tax Matters                                        48
5.15    Director and Officer Liability and Indemnification                    50
ARTICLE VI
CONDITIONS TO THE MERGER
6.1    Conditions to Obligations of Each Party to Effect the Merger                    51
6.2    Additional Conditions to Obligations of Company                        51
6.3    Additional Conditions to the Obligations of Parent and Merger Sub                52
ARTICLE VII
INDEMNIFICATION
7.1    Survival                                            55
7.2    Stockholders’ Indemnification Obligations                            55

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7.3    Certain Limitations                                    56
7.4    Surviving Corporation’s Indemnification Obligations                        56
7.5    Stockholder Representative                                56
7.6    Third Party Claims                                    59
7.7    Adjustment to Merger Consideration                            59
7.8    Calculation of Losses                                    59
7.9    Exclusive Remedy                                    59
7.10    Payments                                        59
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
8.1    Termination                                        60
8.2    Notice of Termination; Effect of Termination                        61
ARTICLE IX
GENERAL PROVISIONS
9.1    Definitions                                        61
9.2    Notices                                        71
9.3    Interpretation                                        72
9.4    Counterparts                                        73
9.5    Entire Agreement; Assignment; Amendment                        73
9.6    No Third Party Beneficiaries                                73
9.7    Severability                                        73
9.8    Remedies Cumulative                                    74
9.9    Governing Law                                    74
9.10    Rules of Construction                                    74
9.11    Waiver of Jury Trial                                    74
9.12    Conflict Waiver                                    74
9.13    Tax Matters                                        75

Exhibits
Exhibit A    Form of Certificate of Merger
Exhibit B    Form of Letter of Transmittal
Exhibit C    Form of Stockholder Written Consent
Exhibit D    Form of Escrow Agreement

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AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 9, 2013 by and among Pegasystems Inc., a Massachusetts corporation (“Parent”), Aries Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Antenna Software, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Stockholders hereunder (the “Stockholder Representative”).
RECITALS
A.    The Boards of Directors of each of Parent, Merger Sub and the Company believe it is in the best interests of its corporation and its respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.
B.    Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be (i) cancelled or (ii) converted into the right to receive the consideration set forth herein.
C.    A portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow as security for the indemnification obligations and, at the option of Parent, the working capital adjustment obligations set forth in this Agreement.
D.    The Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
E.    Immediately after the execution and delivery of this Agreement, the Company shall solicit and obtain the Stockholder Written Consent (as provided in Section 5.5 hereof) from (x) the Principal Stockholders, (y) the Stockholders holding at least 75% of the Company Capital Stock, on an as converted to Company Common Stock basis and (z) the Stockholders holding at least 95% of the Series D-2 Convertible Preferred Stock and the Series C-2 Convertible Preferred Stock, in each case setting forth the due approval and adoption of (i) the Merger, this Agreement and the transactions contemplated hereby, (ii) the escrow and indemnification obligations of the Stockholders set forth in ARTICLE VII hereof and the deposit of the Escrow Amount into the Escrow Fund, and (iii) the appointment of Shareholder Representative Services LLC as the Stockholder Representative.
NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows (unless otherwise indicated, all capitalized terms shall have the meanings ascribed to them in Section 9.1 hereof):

Article I
THE MERGER
1.1    The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”
1.2    The Closing and the Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) will take place as promptly as practicable, but no later than two (2) Business Days following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Choate, Hall & Stewart LLP, Two International Place, Boston, Massachusetts, 02110, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing occurs shall be referred to herein as the “Closing Date.” On the Closing Date, upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger in substantially the form attached hereto as Exhibit A, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), as required by and executed in accordance with the applicable provisions of Delaware Law (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed upon in writing by Parent and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time”).
1.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
1.4    Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a)    Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; except that at the Effective Time, (i) Article Fifth of the certificate of incorporation of Merger Sub shall not be included in the certificate of incorporation of the Surviving Corporation and (ii) Article First of the certificate of incorporation of the Surviving Corporation shall read as follows: “The name of the corporation is Antenna Software, Inc.”
(b)    Bylaws. Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, by virtue of the

Merger and without any action on the part of Merger Sub or the Company, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.
1.5    Directors and Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director or officer of the Surviving Corporation, as the case may be, in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified, as applicable.
1.6    Effect of the Merger on the Capital Stock of the Company and Merger Sub.
(a)    Effect on Capital Stock of the Company. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 1.9 hereof), upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement will be canceled and extinguished and be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.7 hereof, that portion of the Merger Consideration as set forth below:
(i)    Each share of Series C-2 Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount equal to the product of (A) the Preferred C-2 Liquidation Preference and (B) the Pro Ration Factor.
(ii)    Each share of Series D-2 Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount equal to the product of (A) the Preferred D-2 Liquidation Preference and (B) the Pro Ration Factor.
(iii)    Each share of Series A-2 Convertible Preferred Stock, Series B-2 Convertible Preferred Stock, Series A-1 Convertible Preferred Stock, Series B-1 Convertible Preferred Stock, Series C-1 Convertible Preferred Stock and Series D-1 Convertible Preferred Stock and Company Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall not be entitled to receive any portion of the Merger Consideration.
(iv)    Calculations. The amount of cash to be paid to each Stockholder for each share held shall be rounded to the nearest whole cent (with amounts greater than or equal to $0.005 rounded up).

(b)    Withholding Taxes. The Company, and on its behalf, Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
(c)    Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
1.7    Surrender of Certificates.
(a)    Exchange Agent. U.S. Bank National Association, or another institution selected by Parent and reasonably acceptable to the Company, shall serve as the exchange agent (the “Exchange Agent”) for the Merger.
(b)    Parent to Provide Merger Consideration. At the Effective Time, Parent shall make the following payments of the Estimated Merger Consideration:
(i)    first, to the Escrow Agent, an amount equal to the Escrow Amount (which includes the MIP Escrow Contribution), to be held by the Escrow Agent in accordance with the Escrow Agreement;
(ii)    second, to the Stockholder Representative, an amount equal to the Stockholder Representative Fund Amount (which includes the MIP Stockholder Representative Contribution), to be held by the Stockholder Representative in accordance with Section 7.5(c) (the “Stockholder Representative Fund”);
(iii)    third, to the respective holders of Indebtedness (including Stockholder Indebtedness), the amounts specified in the payoff letters delivered pursuant to Section 6.3(o) and in the Spreadsheet delivered pursuant to Section 6.3(p);
(iv)    fourth, to the respective payees of Third-Party Expenses, the amounts set forth in the final bills delivered pursuant to Section 6.3(o);
(v)    fifth, to the Surviving Corporation, an amount equal to the total amount of the Pre-Closing Employee Obligations as set forth in the schedule delivered pursuant to Section 6.3(o) less (x) Pre-Closing Employee Obligations in respect of continuation of benefits pursuant to severance agreements with employees set forth on Schedule 5.9, (y) the MIP Escrow Contribution and (z) the MIP Stockholder Representative Contribution, and the Surviving

Corporation shall deliver such amounts (less applicable tax withholdings) to the recipients thereof as set forth in the schedule delivered pursuant to Section 6.3(o); and
(vi)    sixth, to the Exchange Agent, the remainder of the Merger Consideration, for the purpose of distributing to the Stockholders that portion of the Merger Consideration to be received by the Stockholders pursuant to Sections 1.6(a)(i) and 1.6(a)(ii).
The amount deposited by Parent into the escrow fund (the “Escrow Fund”) and the Stockholder Representative Fund with respect to each Stockholder shall be his, her or its Pro Rata Portion of the Escrow Amount and the Stockholder Representative Fund, respectively, rounded to the nearest cent (with amounts greater than or equal to $0.005 rounded up). If the sum of the Pro Rata Portions (each rounded to the nearest cent) for all Stockholders, plus either the MIP Escrow Contribution or the MIP Stockholder Representative Fund Contribution, as applicable, does not equal the Escrow Amount or the Stockholder Representative Fund, then the appropriate amount will be added to or subtracted from the Pro Rata Portion of one or more Stockholder(s), such that the sum of the rounded Pro Rata Portions, plus either the MIP Escrow Contribution or the MIP Stockholder Representative Fund Contribution, as applicable, does equal the Escrow Amount or the Stockholder Representative Fund, as the case may be.
(c)    Exchange Procedures. Within five (5) Business Days of the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates, if issued by the Company prior to the Closing (the “Certificates”), which immediately prior to the Effective Time represented the outstanding shares of Series C-2 Convertible Preferred Stock or Series D-2 Convertible Preferred Stock, (i) a letter of transmittal in the form attached hereto as Exhibit B (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the portion of the Merger Consideration payable upon surrender of said Certificates. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto (x), the holders of such Certificates formerly representing the Series C-2 Convertible Preferred Stock or Series D-2 Convertible Preferred Stock shall be entitled to receive in exchange therefor (A) that portion of the Merger Consideration to which such holder is entitled pursuant to Section 1.6(a) hereof and (B) their right to receive payments from the Escrow Fund and the Stockholder Representative Fund, if any, upon the termination of the Escrow Fund and the Stockholder Representative Fund, in each case in accordance with Article VII hereof and, in the case of the Escrow Fund, the Escrow Agreement, and the Certificate so surrendered shall be canceled and (y) Parent shall use its commercially reasonable efforts to have the Exchange Agent distribute, no later than five Business Days following the receipt of such Certificates and duly completed and validly executed Letter of Transmittal, the amount of Merger Consideration to which such holder is entitled pursuant to clause (x)(A) above. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the portion of the Merger Consideration in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and the executed exchange documents required by Parent in accordance with this Section 1.7(c).
(d)    Transfers of Ownership. If any portion of the Merger Consideration is to be disbursed pursuant to Section 1.6(a) hereof to any Person other than the Person whose name is reflected on a Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by payment of any portion of the Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.
(e)    Exchange Agent to Return Merger Consideration. At any time following the last day of the sixth (6th) month following the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all amounts of the Merger Consideration that have been deposited with the Exchange Agent pursuant to Section 1.7(b) hereof, and any and all dividends, distributions, interest or other income or proceeds thereof, not disbursed to the holders of Certificates pursuant to Section 1.7(c) hereof, and thereafter the holders of Certificates shall be entitled to look to Parent (subject to the terms of Section 1.7(f) hereof) with respect to any and all cash amounts that may be payable to such holders of Certificates pursuant to Section 1.6(a) hereof upon the due surrender of such Certificates and duly executed exchange documents required by Parent in accordance with Section 1.7(c) hereof in the manner set forth in Section 1.7(c) hereof.
(f)    No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
1.8    No Further Ownership Rights in Company Capital Stock. The portion of the Merger Consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof, the right to receive payments from the Escrow Fund, if any, upon the termination of the Escrow Fund in accordance with Article VII hereof and the Escrow Agreement, the right to receive payments from the Stockholder Representative Fund, if any, upon termination of the Stockholder Representative Fund in accordance with Section 7.5(c) hereof and the right to receive payments, if any, as a result of the purchase price adjustment pursuant to Section 1.13 hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.
1.9    Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 262 of Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, any portion of the Merger Consideration payable pursuant to Section 1.6(a) hereof. Such Stockholders shall be entitled to receive payment of the appraised value of such Company Capital Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Company Capital Stock under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive any portion of the Merger Consideration payable pursuant to Section 1.6(a) hereof, without any interest thereon, upon surrender, in the manner provided in Section 1.7(c), of the certificate or certificates that formerly evidenced such Company Capital Stock.
(b)    The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
1.10    Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6(a) hereof; provided, however, that Parent or the Exchange Agent may, in its discretion and as a condition precedent to the payment of such amount, if any, require the owner of such lost, stolen or destroyed Certificates to deliver an indemnification agreement in form and substance reasonably satisfactory to Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
1.11    Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action not inconsistent with this Agreement.
1.12    Severance and Other Company Obligations. The Stockholders shall be responsible for and satisfy (a) all severance payment obligations of the Company payable to each of those employees set forth on Schedule 5.9 hereto and (b) any retention, bonus or similar compensatory amounts payable to any employees or service providers of the Company that become payable by the Company as a result of the consummation of the Merger or the other transactions contemplated hereby including, but not limited to, any payments made to Sale Bonus Recipients or otherwise under the MIP (“Pre-Closing Employee Obligations”). The Closing Balance Sheet (as defined in Section 6.3(o) hereof) shall reflect all Pre-Closing Employee Obligations not paid to the Surviving Corporation at the Closing pursuant to Section 1.7(a)(v).
1.13    Final Determination of Merger Consideration.
(a)    Initial Determination. Within 80 days after the Closing Date, Parent will deliver to the Stockholder Representative a certificate (the “Final Merger Consideration Certificate”), executed by Parent, setting forth an itemized statement of Closing Working Capital and, based thereon, a calculation of the Merger Consideration.
(b)    Agent’s Right to Dispute. If the Stockholder Representative delivers written notice (the “Disputed Items Notice”) to Parent within 30 days after the date of delivery of the Final Merger Consideration Certificate, stating that the Stockholder Representative objects to any items on the Final Merger Consideration Certificate, specifying the basis for such objection in reasonable detail and setting forth the Stockholder Representative’s proposed modifications to the Final Merger Consideration Certificate, the Stockholder Representative and Parent will attempt to resolve and finally determine and agree upon the Merger Consideration as promptly as practicable. If the Stockholder Representative does not deliver the Disputed Items Notice to Parent within 30 days after the date of delivery of the Final Merger Consideration Certificate, the calculation of the Merger Consideration specified in the Final Merger Consideration Certificate will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.
(c)    Arbitration of Disputes. If the Stockholder Representative delivers a Disputed Items Notice in accordance with Section 1.13 and the Stockholder Representative and Parent are unable to agree upon the disputed items within 30 days after delivery of the Disputed Items Notice, the Stockholder Representative and Parent will engage KPMG LLP, Boston, Massachusetts or another independent, nationally recognized accounting firm reasonably acceptable to the Stockholder Representative and Parent (in either case, the “Accounting Firm”) to resolve the disputed items specified in the Disputed Items Notice. The Accounting Firm shall address only the disputed items set forth in the Disputed Items Notice and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party. The Accounting Firm will (i) resolve the disputed items specified in the Disputed Items Notice and (ii) determine the Merger Consideration, as modified only by the resolution of such items. The determination of the Accounting Firm will be made within 60 days after being selected and will be final and binding upon the parties. The fees, costs and expenses of the Accounting Firm will be borne by the party whose positions generally did not prevail in such determination, or if the Accounting Firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne and paid 50% by the Stockholder Representative (on behalf of the Stockholders) and 50% by the Surviving Corporation.
(d)    Payment. At such time as the Merger Consideration is finally determined, either (i) the Surviving Corporation shall pay or cause to be paid to the Exchange Agent, for further distribution to the Stockholders ratably based upon their respective Pro Rata Portions, an aggregate amount equal to the excess of the Merger Consideration over the Estimated Merger Consideration, or (ii) the Stockholder Representative shall pay to the Surviving Corporation, from the Stockholder Representative Fund, an aggregate amount equal to the excess of the Estimated Merger Consideration over the Merger Consideration, in either case, within five Business Days after such determination; provided, that if the amount determined to be due to the Surviving Corporation exceeds the then available Stockholder Representative Fund, the Stockholders shall collectively be responsible for such excess and each Stockholder shall pay its Pro Rata Portion of such excess directly to the Surviving Corporation by wire transfer of immediately available funds to an account or accounts designated by the Company; provided further that the Surviving Corporation may, at its option, recover from the Escrow Amount any amounts due to the Surviving Corporation pursuant to this Section 1.13(d).
(e)    No Impairment of Other Rights. The final determination of the Merger Consideration under this Section 1.13 shall not impair any other rights of a party under this Agreement, including any rights to indemnification.
1.14    Tax Treatment. The parties hereto acknowledge that the Merger shall constitute a taxable transaction for income tax purposes. The parties to this transaction acknowledge that they and the Stockholders of the Company are relying solely upon their own tax advisors with regard to the tax consequences of the Merger.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby makes to Parent and Merger Sub the representations and warranties contained in this Article II, subject only to such exceptions as are specifically disclosed in writing in the disclosure schedule of the Company (referencing the appropriate section and paragraph numbers), delivered to Parent on the date of this Agreement (the “Disclosure Schedule”); provided, that the disclosure of an item in one section of the Disclosure Schedule shall be deemed to modify both (i) the representations and warranties contained in the section of this Agreement to which it corresponds in number and (ii) any other representation and warranty of the Company in this Agreement to the extent that it is reasonably apparent on its face from the description of such disclosure item that it would also qualify or apply to such other representation and warranty.
2.1    Organization of the Company. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own its properties and assets and to carry on its business as currently conducted, except where the failure to have such authorization would not result in a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to have such qualification would, individually or in the aggregate, result in Losses of less than $25,000 in the aggregate. The Company has delivered to Parent (i) a true and correct copy of the Company’s Thirteenth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and its Bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), and (ii) the equivalent organizational documents for each Subsidiary of the Company, each as amended to date. The Company is not in violation of any of the provisions of the Company Charter Documents and no Subsidiary of the Company is in violation of its equivalent organizational documents. Section 2.1(i) of the Disclosure Schedule lists the directors and officers of the Company and of each of its Subsidiaries as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. Section 2.1(ii) of the Disclosure Schedule also lists every state or foreign jurisdiction in which the Company or any of its Subsidiaries has employees or facilities.
2.2    Company Capital Structure.
(a)    The authorized capital stock of the Company consists of 107,846,856 shares of Company Common Stock and 95,716,476 shares of Company Preferred Stock, of which 4,808,936 shares are designated “Series A-1 Convertible Preferred Stock,” 7,965,020 shares are designated “Series B-1 Convertible Preferred Stock,” 9,842,219 shares are designated “Series C-1 Convertible Preferred Stock,” 25,253,418 shares are designated “Series D-1 Convertible Preferred Stock,” 4,808,936 shares are designated “Series A-2 Convertible Preferred Stock,” 7,942,283 shares are designated “Series B-2 Convertible Preferred Stock,” 9,842,219 shares are designated “Series C-2 Convertible Preferred Stock,” and 25,253,418 shares are designated “Series D-2 Convertible Preferred Stock.” At the close of business on the date of this Agreement, (i) 1,688,509 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Common Stock were held in treasury by the Company. At the close of business on the date of this Agreement, 925,361 shares of Series A-1 Convertible Preferred Stock were issued and outstanding, 209,835 shares of Series B-1 Convertible Preferred Stock were issued and outstanding, no shares of Series C-1 Convertible Preferred Stock were issued and outstanding, 4,755,172 shares of Series D-1 Convertible Preferred Stock were issued and outstanding, 3,883,575 shares of Series A-2 Convertible Preferred Stock were issued and outstanding, 7,732,448 shares of Series B-2 Convertible Preferred Stock were issued and outstanding, 9,842,219 shares of Series C-2 Convertible Preferred Stock were issued and outstanding, and 20,498,246 shares of Series D-2 Convertible Preferred Stock were issued and outstanding. The Company Capital Stock is held by the Stockholders in the amounts set forth in Section 2.2(a)(i) of the Disclosure Schedule. All outstanding shares of Company Capital Stock and all outstanding Subsidiary Equity Interests are duly authorized, validly issued, fully paid and non assessable and not subject to preemptive rights created by statute, the Charter Documents or the applicable governing documents of any Subsidiary of the Company, or any agreement to which the Company or any Subsidiary of the Company is a party or by which it is bound. No shares of the Company Capital Stock or Subsidiary Equity Interests are subject to any Lien suffered or permitted by the Company or any of the Company’s Subsidiaries. Other than as contemplated herein, the Company and its Subsidiaries have not suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense which has not been paid or satisfied prior to the date hereof relating to or arising out of the issuance or repurchase of any Company Capital Stock or Subsidiary Equity Interests or options or warrants to purchase Company Capital Stock or Subsidiary Equity Interests, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). No Stockholder has exercised any right of redemption, if any, and the Company has not received notice that any Stockholder intends to exercise such rights. Except as set forth in Section 2.2(a)(ii) of the Disclosure Schedule, there are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.
(b)    Except for the Plans, the Company and its Subsidiaries have never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for the issuance of equity or cash compensation based on equity (including as compensation) to any Person. The Company has reserved 10,437,996 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plans or any other plan, agreement or arrangement (whether written or oral, formal or informal), of which 6,779,857 shares were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock on the date hereof. Except as set forth in Section 2.2(b) of the Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger, any related transactions or upon termination of employment or service with the Company or any of its Subsidiaries following the Merger or otherwise.
(c)    Except for the Company Options set forth in Section 2.2(c)(i) of the Disclosure Schedule and the Company Warrants set forth on Section 2.2(c)(ii) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section 2.2(c)(iii) of the Disclosure Schedule, there are no outstanding debt securities of the Company or any of its Subsidiaries. Except as set forth in Section 2.2(c)(iv) of the Disclosure Schedule, there are no securities or instruments containing anti-dilution or similar provisions by which the Company or any of its Subsidiaries is or may become bound. Except as set forth in Section 2.2(c)(v) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries. Except as contemplated hereby or as set forth in Section 2.2(c)(vi) of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or voting by a director of the Company. Except as set forth in Section 2.2(c)(vii) of the Disclosure Schedule, there are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights) of any Company Capital Stock or any Subsidiary Equity Interests. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(d)    True, correct and complete copies of the Plans, the standard form of all agreements and instruments relating to or issued under the Plans or any Company Option or any agreement that differs in any material respect from such standard form agreements, have been provided to Parent, and such agreements and instruments have not been amended, modified or supplemented since being provided to Parent, and, except as contemplated by this Agreement, there are no agreements, understandings or commitments to amend, modify or supplement such agreements or instruments in any case from those provided to Parent.
(e)    The allocation of the Merger Consideration set forth in Section 1.6 hereof is in accordance with the Certificate of Incorporation.
2.3    Anti-takeover Statutes. No state takeover statute or similar statute or regulation or anti-takeover provision in the Company Charter Documents applies to or at the Effective Time will be applicable to the Merger, this Agreement and the transactions contemplated hereby.
2.4    Subsidiaries. Except for the Subsidiaries listed on Section 2.4 of the Disclosure Schedule, the Company does not have any Subsidiaries or affiliated companies and does not otherwise own or control any shares of capital stock or any interest in, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Each Subsidiary of the Company is wholly owned by the Company or a wholly owned Subsidiary of the Company and the Company or a wholly owned Subsidiary of the Company is the sole record and beneficial holder of all issued and outstanding Subsidiary Equity Interests and all rights to acquire or receive any Subsidiary Equity Interests, whether or not such Subsidiary Equity Interests are outstanding.
2.5    Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby other than the Stockholder vote described below. At a meeting duly called and held, the board of directors of the Company (the “Board”) has (i) determined that the Merger, this Agreement and the transactions contemplated hereby, are fair to and in the best interests of the Stockholders, (ii) approved the Merger and approved and adopted this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend approval of the Merger and approval and adoption of this Agreement and the transactions contemplated thereby by the Stockholders. The affirmative vote by (i) the holders of a majority of the outstanding shares Company Common Stock and Company Preferred Stock, voting together as a single class and (ii) a majority of the Requisite Holders is the only approval of holders of Company Capital Stock that is necessary to consummate the Merger and the transactions contemplated thereby under Delaware Law, the Charter Documents and any Contract to which the Company is bound, other than this Agreement. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
2.6    No Conflict; Consents. Except for the material consents, waivers, approvals or notifications of third parties set forth in Section 2.6 of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not contravene, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit, result in the creation or imposition of any Lien under or materially impair the Company’s rights or alter the rights or obligations of a third party under (any such event, a “Conflict”) (i) any provision of the Charter Documents or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) any Contract, or (iii) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of the properties (whether tangible or intangible) or assets of the Company or any of its Subsidiaries. Section 2.6 of the Disclosure Schedule sets forth all material consents, waivers, approvals and notifications of parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and its Subsidiaries, under such Contracts from and after the Effective Time. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing obligations, fees, royalties or payments which the Company would otherwise be required to satisfy, perform or pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred. Neither the Company nor any of its Subsidiaries are in material violation or default of any Contract.
2.7    Governmental Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
2.8    Company Financial Statements.
(c)    Section 2.8(a) of the Disclosure Schedule sets forth (i) the audited, consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2010 and December 31, 2011, and the related audited, consolidated statements of income, cash flows and stockholders’ equity for the fiscal years then ended (the “Audited Financials”) and (ii) the unaudited, consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2012 and July 31, 2013 (the “Balance Sheet Date”), and the related unaudited, consolidated statements of income and cash flows for the fiscal year and the eight-month period then ended, respectively (collectively, the “Unaudited Financials” and, together with the Audited Financials, the “Financial Statements”). The Financial Statements are, and the Closing Balance Sheet when delivered will be, true and correct in all material respects. The Financial Statements have been prepared in accordance with GAAP on a consistent basis throughout the periods indicated and are consistent with each other (except that the Unaudited Financials will not contain footnotes and other presentation items that may be required by GAAP). The Closing Balance Sheet when delivered shall reflect the reasonable best efforts of the Company to prepare consolidated comparative financial statements of the Company for the periods presented therein in a manner consistent with the accounting principles, policies and procedures used in the preparation of the Unaudited Financials. The Unaudited Financials present, and the Closing Balance Sheet when delivered will present, fairly the consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein of the Company and its consolidated Subsidiaries, subject in the case of the Unaudited Financials and the Closing Balance Sheet, to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” All reserves that are set forth in or reflected in the Current Balance Sheet have been, and all reserves that will be set forth in or reflected in the Closing Balance Sheet will be, established in accordance with GAAP consistently applied. At the Balance Sheet Date, there were, and at the time of the Closing Balance Sheet Date, there will be, no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Current Balance Sheet and the Closing Balance Sheet, respectively, as required by Statement No. 5. The Unaudited Financials comply, and the Closing Balance Sheet when delivered will comply, in all material respects with the requirements of the American Institute of Certified Public Accountants’ Statement of Position 97-2. The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The books and records of the Company and each of its Subsidiaries have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Unaudited Financials and the Closing Balance Sheet has been, or when delivered will be, prepared from and in accordance with such books and records.
2.9    No Undisclosed Liabilities. Except for obligations set forth in Section 2.9 of the Disclosure Schedule and of future performance arising in the ordinary course of business and consistent with past practice under the Contracts that have been disclosed to Parent, neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type or kind whatsoever required to be reflected in financial statements in accordance with GAAP, and, to the Knowledge of the Company, there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such liability, which, individually or in the aggregate, has not been reflected in the Current Balance Sheet (if required by GAAP to be so reflected).

2.10    No Changes. Except as expressly contemplated by this Agreement and other than as set forth in Section 2.10 of the Disclosure Schedule, since the Balance Sheet Date, there has not been, occurred or arisen any:
(a)    transaction by the Company or any of its Subsidiaries except in the ordinary course of business as conducted on that date and consistent with past practices;
(b)    amendment of any term of any outstanding security of the Company or any of its Subsidiaries;
(c)    capital expenditure, transaction or commitment by the Company or any of its Subsidiaries exceeding $25,000 individually or $100,000 in the aggregate;
(d)    payment, discharge, waiver or satisfaction, in any amount in excess of $25,000 in any one case, or $100,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges, waivers or satisfactions in the ordinary course of business or liabilities reflected or reserved against in the Current Balance Sheet;
(e)    destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);
(f)    material employment dispute, including but not limited to, claims or matters raised in writing by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company or any of its Subsidiaries;
(g)    change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries other than as required by GAAP;
(h)    revaluation by the Company or any of its Subsidiaries of any assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or accounts receivable;
(i)    agreement, contract, covenant, instrument, lease, license or commitment, other than in the ordinary course, to which the Company or any of its Subsidiaries is a party or by which it or any of its assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment, other than in the ordinary course, to which the Company or any of its Subsidiaries is a party or by which it or any of its assets are bound;
(j)    waiver or release of any right or claim of the Company or any of its Subsidiaries, including any write off or other compromise of any account receivable of the Company, other than in the ordinary course of business;

(k)    notice of any claim or potential claim of ownership, interest or right by any Person other than the Company in or to the Company Intellectual Property or of infringement by the Company of any other Person’s Intellectual Property;
(l)    agreement or modification to any Contract pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company or any of its Subsidiaries;
(m)    event, occurrence, development, state of circumstances, facts, or condition of any character that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(n)    acquisition or agreement to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries; and
(o)    any other transaction, event or occurrence that, were the same to occur between the date of this Agreement and the Closing Date, would be a violation of Section 4.1.
2.11    Tax Matters.
(a)    Definitions. For purposes of this Agreement, the following definitions shall apply:
(i)    “Tax” or “Taxes” means all taxes, charges, fees, levies, penalties, additions or other assessments imposed by any foreign, federal, state or local taxing authority, including income, excise, property, sales, use, transfer, franchise, payroll, withholding, value added, social security, customs, property, abandoned property or other taxes, charges or assessments, including any interest, penalties or additions attributable thereto.
(ii)    “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.
(b)    Except as set forth on Section 2.11(b) of the Disclosure Schedule: (i) all Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been duly filed on a timely basis; (ii) such Tax Returns are true, complete and correct in all material respects; (iii) all Taxes owed by the Company or any of its Subsidiaries for or with respect to any taxable period or partial taxable period ending on or before the Closing Date, whether or not stated as due on such Tax Returns, have been paid or are taken into account in the final determination of Closing Working Capital and, based thereon, the Merger Consideration; (iv) Parent has been supplied with true and complete copies of each Tax Return of the Company and each of its Subsidiaries, including each franchise or excise Tax Return based on income filed for the last three taxable years; the Tax Return workpapers of the Company and its Subsidiaries and other Tax related information accurately set forth the tax basis of the Company’s consolidated assets and the amount of its consolidated liabilities and other tax attributes; (v) none of the Company or any of its Subsidiaries (A) has been audited or received notice in writing of initiation thereof by any taxing authority for which the statute of limitations for assessment of Taxes remains open, (B) has extended any applicable statute of limitations regarding Taxes for which the statute of limitations for assessment of Taxes remains open, (C) is currently the beneficiary of any extension of time within which to file any Tax Return, (D) has applied for or obtained a private letter ruling from the Internal Revenue Service (or comparable rulings from any other Governmental Entity), (E) has not executed any power of attorney with respect to any matter relating to Taxes that is currently in force, (F) has entered into a gain recognition agreement within the meaning of Section 367 of the Code or a closing agreement within the meaning of Code Section 7121 or any similar provision of state, local or foreign law, (G) has agreed to (and is not required to make) any adjustment under Code Sections 481(a) or 263A (as a result of the Merger and the other transactions contemplated by this Agreement or otherwise), (H) has made any payments, is obligated to make any payments, or is a party to any agreement or arrangement that under certain circumstances could obligate any of them to make any payments that may not be deductible under Code Sections 162(m), 280G or 404, or has any outstanding equity interests that are subject to a “substantial risk of forfeiture” within the meaning of Code Section 83, (I) is a party to any allocation, indemnity, sharing or similar agreement with respect to Taxes, (J) has participated in the filing of any consolidated, combined or unitary Tax Return other than with respect to a consolidated, combined or unitary group of which the Company is the common parent and has no liability for the Taxes of any Person (other than Taxes of the Company and its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise, (K) has received notice in writing of any claim by any authority in any jurisdiction where it does not file Tax Returns that it (or the Stockholders) is or may be subject to any Taxes or future taxation in such jurisdiction, (L) has a permanent establishment, or has otherwise become subject to tax in a jurisdiction other than the country of its formation, and (M) is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes; (vi) all Taxes which the Company or any of its Subsidiaries is required to withhold or to collect for payment have been duly withheld and collected and timely paid to the proper Governmental Entity or third party; and (vii) 50% or more of the value of the gross consolidated assets of the Company and its Subsidiaries does not consist of United States real property interests within the meaning of Code Section 897(c)(1)(A).
(c)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof after the Closing Date as a result of any (i) installment sale or open transaction disposition occurring on or prior to the Closing Date, (ii) cash basis method of accounting or percentage of completion method of accounting, (iii) election under Code Section 108(i), or (iv) prepaid amount received on or prior to the Closing Date.
(d)    Each Company Employee Plan or Employee Agreement that is a “nonqualified deferred compensation plan” (as defined under Code Section 409A) has at all relevant times complied with applicable documentation requirements of, and been operated in compliance with, Code Section 409A. No stock or other equity option or appreciation right has an exercise price or base price that was less than the fair market value of the underlying stock or equity (as the case may be) as of the date such option or right was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the earlier of exercise or disposition of such option or right.
(e)    Neither the Company nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2), or otherwise identified as a tax avoidance transaction. No Tax Return filed by the Company contained or was required to contain a disclosure statement under Code Sections 6011 or 6662 (or any predecessor statute) or any similar provision of state, local, or foreign law.
2.12    Restrictions on Business Activities. Except as set forth in Section 2.12 of the Disclosure Schedule, other than license use restrictions with respect to which the Company or any of its Subsidiaries is a licensee and one-year non-solicitation of employee covenants, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or which is otherwise binding upon the Company or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or restricting any business activities of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or its Subsidiaries to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, other than license use restrictions with respect to which the Company or any of its Subsidiaries is a licensee, neither the Company nor any of its Subsidiaries is a party to any agreement under which the Company or a Subsidiary of the Company is restricted from selling, licensing, or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.
2.13    Title to Properties; Absence of Liens and Encumbrances.
(a)    Neither the Company nor any of its Subsidiaries owns or, to the Knowledge of the Company, has ever owned, any real property. Section 2.13(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries for the operation of business (the “Leased Real Property”).
(b)    The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no Lease Agreements for real property to which the Company or any of its Subsidiaries is bound, other than those identified in Section 2.13(a) of the Disclosure Schedule. To the Knowledge of the Company, all such Lease Agreements are valid and effective in accordance with their respective terms, and (x) with respect to the Company and its Subsidiaries, under any of such leases, no rentals are past due and there is no existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) and (y) to the Knowledge of the Company, with respect to any other Person under any of such leases, no rentals are past due and there is no existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). Neither the Company nor any of its Subsidiaries could be required to expend more than $50,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Agreement. Neither the Company nor or any of its Subsidiaries have received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the continued use and possession of the Leased Real Property by the Company or any of its Subsidiaries for the conduct of business as presently conducted. The Company currently occupies the Leased Real Property for the operation of its business. Except as set forth in Section 2.13(b) of the Disclosure Schedule, there are no other parties occupying, or, to the Knowledge of the Company, with a right to occupy, the Leased Real Property. The Company owes no brokerage commissions or finder’s fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.
(c)    Each of the Company and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets (tangible or intangible), real, personal and mixed, used or held for use in its business, free and clear of any Liens, except Permitted Liens. The assets and properties of the Company and its Subsidiaries include all assets and properties necessary for or currently used in, and are adequate for the conduct of, the business of the Company and its Subsidiaries as currently conducted or proposed by the Company to be conducted.
(d)    Section 2.13(d) of the Disclosure Schedule sets forth a list of the top 30 customers of the Company and its Subsidiaries by revenue and top ten suppliers, vendors and service providers by expense, in each case during the 12 calendar months ended August 31, 2013. Since August 31, 2013, no customer, supplier, vendor or service provider listed or required to be listed on Section 2.13(d) of the Disclosure Schedule (a) has terminated or, to the Knowledge of the Company, threatened to terminate, its relationship with the Company or any of its Subsidiaries, or (b) has decreased or limited materially or, to the Knowledge of the Company, threatened to decrease or limit materially, the services, supplies or materials supplied to or purchased from the Company or any of its Subsidiaries. To the Knowledge of the Company, the relationships of the Company and its Subsidiaries with such customers, suppliers, vendors and service providers are good commercial working relationships.
2.14    Intellectual Property.
(a)    Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
“Company Intellectual Property” shall mean any Intellectual Property that is owned by, purported to be owned by or exclusively licensed to, the Company or any of its Subsidiaries, including Company Registered Intellectual Property.

“Company Source Code” shall mean, collectively, any software source code or any portion of software source code, or source code documentation, or any information or algorithm contained in any software source code, of any Company Intellectual Property or any Company Product.
“End User Agreement” shall mean agreements (including the Company’s standard end user license agreement that is presented to an end user during installation of the Company Products) entered into in the ordinary course of business that provide users the nonexclusive right to use a Company Product (in the case of Company Products that include software, such agreement providing only an object code license to such software) or nonexclusive right to receive services of the Company, but provides no rights to distribute Company Products to third parties or make any modifications thereto.
“Intellectual Property” shall mean Technology and Intellectual Property Rights.
“Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents, provisional patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations in part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries (“Patents”); (ii) all trade secrets, invention disclosures, and similar rights in know-how and confidential or proprietary information; (iii) all copyrights, copyright registrations and applications therefor, rights in works of authorship and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Mask Works”); (vi) all rights in World Wide Web addresses, uniform resource locators and domain names and applications and registrations therefor; (vii) all rights in all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); (viii) Moral Rights; and (ix) any similar, corresponding, related or equivalent rights to any of the foregoing anywhere in the world.
“Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
“Registered Intellectual Property” shall mean all United States, international and foreign: (i) applied for or issued Patents; (ii) registered Trademarks and applications for registration thereof; (iii) Copyright registrations and applications to register Copyrights; (iv) registered Mask Works and applications to register Mask Works; (v) registered World Wide Web addresses, uniform resource locators and domain names; and (vi) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Shrinkwrap Agreements” shall mean inbound generally available commercial software licensed to the Company on a non-exclusive end‑user licenses that provide the rights to use Intellectual Property for total consideration, with respect to each such agreement, of less than U.S. $5,000. “Shrinkwrap Agreements” exclude those agreements relating to Open Source Materials.
“Technology” shall mean any or all of the following (including any and all instantiations thereof in any form and embodied in any media): (i)  computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, documentation, designs, files, records and similar data; (ii) inventions (whether or not patentable) and improvements; (iii)  technical data and customer and supplier lists, trade secrets, show-how, and techniques; (iv) databases, data compilations and collections and technical data; (v) processes, tools, devices, methods, prototypes, schematics, bread boards, net lists, mask works, test methodologies and development tools. “Technology” excludes any Intellectual Property Rights in any of the foregoing.
(b)    Section 2.14(b) of the Disclosure Schedule contains a complete and accurate list (by name and version number) of all products, software or service offerings of the Company and its Subsidiaries that have been sold, distributed or otherwise made available to third parties by the Company and its Subsidiaries or which the Company and its Subsidiaries intend to sell, distribute or otherwise make available to third parties in the future, including any products or service offerings currently under development (collectively, the “Company Products”).
(c)    Section 2.14(c)(i) of the Disclosure Schedule lists all Registered Intellectual Property owned by, or applied for, by the Company and its Subsidiaries (the “Company Registered Intellectual Property”), the status of all such Company Registered Intellectual Property, lists any current proceedings or actions before any court, tribunal (including of the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of Company Registered Intellectual Property. Section 2.14(c)(ii) of the Disclosure Schedule lists all material unregistered Trademarks owned or purported to be owned by the Company and its Subsidiaries or embodied in or necessary for the provision of any Company Products.
(d)    All Company Registered Intellectual Property is currently in compliance with all legal requirements and, to the Knowledge of the Company, is valid and subsisting. As of the date of this Agreement and as of the Closing Date, all documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States and foreign jurisdictions, for the purposes of prosecuting and maintaining the Company Registered Intellectual Property and perfecting any security interest granted by or to the Company or any Subsidiary therein. Except as set forth in Section 2.14(d) of the Disclosure Schedule, there are no actions that must be taken by the Company or any of its Subsidiaries within 120 days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining or preserving or renewing any Company Registered Intellectual Property.

(e)    In each case in which the Company or any of its Subsidiaries has acquired or has purported to acquire, other than through a license, a right in or title to any Intellectual Property Right from any Person, the Company or its Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company. The Company has recorded each such assignment of Registered Intellectual Property assigned to the Company with the relevant Governmental Entity in accordance with applicable laws and regulations in each jurisdiction in which such assignment is required to be recorded.
(f)    Prior to and as of the date of this Agreement and the Closing Date, the Company has no Knowledge of any facts or circumstances that do or would be likely to render any Company Intellectual Property invalid or unenforceable.
(g)    Except as set forth on Sections 2.14(g), 2.14(h) and 2.14(n)(ii) of the Disclosure Schedule, all Company Intellectual Property and Company Products are exclusively owned by the Company, and after the consummation of the transactions contemplated by this Agreement will be, fully transferable, alienable or licensable by the Surviving Corporation without restriction and without payment of any kind to any third party.
(h)    The conduct of the business of the Company and its Subsidiaries, as previously and presently conducted and as currently proposed to be conducted, does not (i) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under any Contract with any third party regarding any Intellectual Property right or obligation set forth in any Contract to which the Company or any of its Subsidiaries is a party or to which any of their respective properties or assets is subject, (ii) give rise to any right, license or encumbrance relating to, any Intellectual Property owned by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries now has or has had any Contract with any third party, or any right of termination, cancelation or acceleration of any Intellectual Property right or obligation set forth in any Contract to which the Company or any of its Subsidiaries is a party or to which any of their respective properties or assets is subject, or (iii) result in the loss or encumbrance of any Company Intellectual Property or benefit related thereto, or result in the creation of any Lien in or upon any Company Intellectual Property or right or any other Intellectual Property right which has been licensed to the Company by a third party. Each item of Company Intellectual Property is free and clear of any Liens, except for the Company’s End User Agreements, Permitted Liens, or except as set forth in Section 2.14(h) of the Disclosure Schedule. As set forth in Section 2.14(h) to the Disclosure Schedule, the Company has provided to Parent a true and complete copy of all forms of End User Agreements entered into by the Company or any of its Subsidiaries currently and/or within the past six (6) years.
(i)    Except as set forth in Section 2.14(i) of the Disclosure Schedule, (i) the Company is the exclusive owner of all Trademarks used in connection with the operation or conduct of the business of the Company, including the sale, distribution or provision of any the Company Products by the Company, (ii) the Company owns exclusively all copyrighted works that are included or incorporated into Company Products or which the Company otherwise purports to own, and (iii) to the extent that any Patents would be infringed by any Company Products, the Company is the exclusive licensee or exclusive owner of such Patents.
(j)    Except as set forth in Section 2.14(j) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have (i) transferred ownership of, or entered into any agreement under which it has, or may have, the obligation to transfer any ownership of, or granted any exclusive license to use or distribute (or entered into any agreement under which it has, or may have, the obligation to grant any exclusive license to use or distribute), or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property, to any other Person, (ii) permitted the rights of the Company or its Subsidiary in Company Intellectual Property (Intellectual Property which would have been Company Intellectual Property absent a lapse or dedication to the public domain) to lapse or enter the public domain, (iii) entered into any agreement under which it has granted any covenant not to sue, assert or exploit any Intellectual Property, or (iv) entered into any agreement under which it has granted any Person the right to bring a lawsuit for infringement or misappropriation of any Intellectual Property.
(k)    All Company Intellectual Property was created solely by either (i) employees of the Company or (ii) by third parties, and in each case such employee or third party has validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any Company Intellectual Property.
(l)    Except as set forth in Section 2.14(l) of the Disclosure Schedule, to the extent that any Intellectual Property has been developed or created by a third party for the Company or any of its Subsidiaries and is incorporated into any Company Products, the Company or a Company Subsidiary has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, all Intellectual Property Rights in such Intellectual Property; or (ii) has obtained a perpetual, royalty‑free, fully paid‑up, non‑terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property Rights in such Intellectual Property.
(m)    Except as set forth in Section 2.14(m) and (n)(i) of the Disclosure Schedule, the Company Intellectual Property (and Intellectual Property that the Company has obtained pursuant to a Shrinkwrap Agreement), and the rights described in Section 2.14(l)(ii) above, constitute all the Intellectual Property which is used in or necessary to the conduct of the business of the Company and its Subsidiaries as it currently is conducted and as it is currently planned by the Company and its Subsidiaries to be conducted, including the design, development, manufacture, use, import, distribution, licensing and sale of Company Products.
(n)    Section 2.14(n)(i) of the Disclosure Schedule lists all Contracts to which Company or any of its Subsidiaries is a party in which Company or any of its Subsidiaries has licensed or transferred (contingent or otherwise), authorized the retention of any exclusive rights to use or provided for joint or sole ownership of any Intellectual Property Right that is or was Company Intellectual Property (other than End User Agreements). Section 2.14(n)(ii) of the Disclosure Schedule lists all Contracts to which Company or any of its Subsidiaries is a party pursuant to which a third party has licensed or transferred any Intellectual Property to the

Company or its Subsidiaries (other than Shrinkwrap Agreements). All such Contracts are valid and in full force and effect and, to the Knowledge of the Company, binding upon the other party thereto. The Company is not in breach of nor has the Company failed to perform under, any of the foregoing Contracts (including those entered into after the date of this Agreement but on or before the Closing Date) and, to the Company’s Knowledge, as of the date hereof, no other party to any such Contract is in breach thereof or has failed to thereunder.
(o)    No Person who has provided or licensed any Intellectual Property incorporated into or used by the Company or any of its Subsidiaries for the provision of the Company Products has, or will have, with the passing of time or as a result of the Closing, or otherwise have, ownership rights or license rights to improvements, enhancements or other modifications or derivatives made by or for the Company in such Intellectual Property. No moral rights have been asserted or may, to the Knowledge of the Company, be asserted which would affect the use of the Intellectual Property incorporated into the Company Products and all assignments of such Intellectual Property to the Company or any of its Subsidiaries have included a waiver of any moral rights attaching thereto.
(p)    The Company has the right to use in the manner used and contemplated to be used in the business by the Company, all software development tools, library functions, compilers and all other software and related materials that are used or necessary to create, modify, compile, operate or support any software that is Company Intellectual Property or is incorporated into any Company Product.
(q)    No government, military or quasi‑governmental funding, facilities of a university, college, other educational institution or research center or funding from similar third parties was used in the development of any Company Intellectual Property. No current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has (i) performed services for the government, university, college, or other educational institution or research center, or any other entity or person during a period of time during which such employee, consultant or independent contractor was also performing services for the Company and (ii) entered into a Contract with such an entity providing for an exclusive license to such entity prior to or during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
(r)    The operation of the business of the Company and its Subsidiaries as currently conducted and as planned by the Company and its Subsidiaries to be conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, distribution, licensing and sale of Company Products does not and will not, and will not when conducted by Parent or Surviving Corporation in substantially the same manner following the Closing, directly, indirectly or contributorily infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction in which it currently conducts business, and to the Knowledge of the Company, any other jurisdiction. Except as set forth in Section 2.14(r) of the Disclosure Schedule, neither the Company nor or any of its

Subsidiaries have received written notice or notice via electronic mail, nor, to the Company’s Knowledge, has the Company or any of its Subsidiaries received any other notice, from any Person claiming that such operation of the Company’s or its Subsidiaries’ business or any design, development, use, import, branding, advertising, promotion, marketing, manufacture, distribution, licensing or sale of any Company Product, or act, product, technology or service (including products, technology or services currently under development) of the Company or any of its Subsidiaries directly, indirectly or contributorily infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction. Except as set forth in Section 2.14(r) of the Disclosure Schedule, neither the Company nor or any of its Subsidiaries have received written notice or notice via electronic mail, nor, to the Company’s Knowledge, has the Company or any of its Subsidiaries received any other notice, from any Person claiming any actual or alleged obligation of the Company or any of its Subsidiaries to provide indemnification to any third party for any of the foregoing (nor does the Company have Knowledge of any reasonable basis for any claim set out in the foregoing sentence). The Company does not, without proper authorization, possess, or have within its custody or control any customer lists, marketing materials, technical information, data, or other proprietary materials of any other Person. Except as set forth in Section 2.14(r) of the Disclosure Schedule, the Company has not received any opinion of counsel that any third party Patent directly or indirectly applies to any Company Product.
(s)    Except as set forth in Section 2.14(s) of the Disclosure Schedule, no Company Intellectual Property or Company Product is subject to, nor, to the Knowledge of the Company is there threatened or a basis for, any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation or regulation that restricts in any manner the use, distribution, transfer or licensing thereof by the Company or any of its Subsidiaries or which would be reasonably expected to adversely affect the validity, use or enforceability of such Company Intellectual Property. The operation of the business as it has been, and is currently conducted (including the use, distribution, transfer or licensing of Company Products) does not violate any applicable laws or regulations.
(t)    Section 2.14(t) of the Disclosure Schedule lists all Contracts between the Company or any of its Subsidiaries and any other Person other than End User Agreements on standard terms and conditions, wherein or whereby the Company or any of its Subsidiaries have agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property Rights of any Person other than the Company and its Subsidiaries.
(u)    Except as set forth on Section 2.14(u) of the Disclosure Schedule, there are no contracts, licenses or agreements between the Company and any other Person with respect to Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.
(v)    Except as set forth in Section 2.14(v) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have in the past ten (10) years brought any action, suit or proceeding for infringement of any Intellectual Property Right that is or was Company Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. Except as set forth in Section 2.14(v) of the Disclosure Schedule, to the Knowledge of the Company, no Person is potentially or in fact directly, indirectly or contributorily infringing or misappropriating any Company Intellectual Property.
(w)    As set forth in Section 2.14(w) of the Disclosure Schedule, the Company and its Subsidiaries use commercially reasonable efforts to protect and enforce their rights in their confidential information and trade secrets and to protect any confidential information and trade secrets which have been provided by any other Person to the Company or any of its Subsidiaries. The Company has and enforces a policy requiring each employee and consultant of the Company or any of its Subsidiaries to execute a proprietary rights and confidentiality agreement substantially in the form set forth in Section 2.22(b)(i) of the Disclosure Schedule and all current and former employees and consultants of the Company have executed such an agreement which, without limitation, assigns all of such employees’ and consultants’ rights in and to any Company Intellectual Property to the Company.
(x)    Except as set forth in Section 2.14(x) of the Disclosure Schedule, neither this Agreement nor the consummation of the transactions contemplated by this Agreement (including the assignment to Parent or the Surviving Corporation, by operation of law or otherwise, of any Contracts to which the Company or any of its Subsidiaries is a party), will conflict with, violate nor result in the breach, modification, cancellation, termination or suspension or (with or without notice or lapse of time, or both) under any Contract which is or should have been set forth on Section 2.14(n)(i) or Section 2.14(n)(ii) of the Disclosure Schedule. Except as set forth in Section 2.14(x) of the Disclosure Schedule, following the Closing Date, both the Parent and the Surviving Corporation will be permitted to exercise all of the Company’s rights under such Contracts to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise have been required to pay had such transactions contemplated hereby not occurred. Except as set forth in Section 2.14(x) of the Disclosure Schedule, neither this Agreement nor the consummation of the transactions contemplated by this Agreement (including the assignment to Parent or the Surviving Corporation, by operation of law or otherwise, of any Contracts to which the Company or any of its Subsidiaries is a party), will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any Company Intellectual Property (including source code for any Company Intellectual Property), (ii)  either Parent or the Surviving Corporation granting to any third party any right, title or interest to or with respect to any Company Intellectual Property, (iii) either Parent or the Surviving Corporation being bound by, or subject to, any non‑compete or other restriction on the operation or scope of their respective businesses, (iv) any restriction on the ability of the Surviving Corporation to share information relating to its ongoing business or operations with Parent or any of Parent’s Subsidiaries, (v) either Parent or the Surviving Corporation being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or the Surviving Corporation, respectively, prior to the Closing Date, or (vi) the creation of any Lien in or upon, or give rise to any increased, additional, accelerated or guaranteed rights, entitlements, licenses or Liens relating to, Intellectual Property owned by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries now has or has had any Contract with any third party.
(y)    Except as set forth in Section 2.14(y) of the Disclosure Schedule, and as described in Section 2.14(n) herein, the Company and its Subsidiaries own, or have valid licenses, and possess source code for all Company Products. The Company has taken all actions described in Section 2.14(y) of the Disclosure Schedule with respect to documenting the software which is Company Intellectual Property, which actions along with the assistance of Company employees are sufficient to allow the Parent and/or the Surviving Corporation to understand, modify and maintain the current Company Products and the Company Products which the Company and its Subsidiaries currently contemplate offering.
(z)    Section 2.14(z)(i) of the Disclosure Schedule lists all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Company in any way, and describes the manner in which such Open Source Materials were used (such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were modified or distributed by the Company). Except as set forth on Section 2.14(z)(i) of the Disclosure Schedule, the Company and its Subsidiaries have not (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property, Company Products, or any other Intellectual Property, (b) distributed Open Source Materials in conjunction with any Company Intellectual Property, Company Products, or any other Intellectual Property, or (c) used Open Source Materials that create, or purport to create, obligations for the Company with respect to Company Intellectual Property or Company Products or grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge). Except as set forth on Section 2.14(z)(ii) of the Disclosure Schedule, no Company Product or Company Intellectual Property is distributed or made available under the terms of license of any such Open Source Materials.
(aa)    All Company Products conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers. Except as set forth in Section 2.14(aa) of the Disclosure Schedule, the Company and its Subsidiaries have no liability (and, to the Knowledge of the Company, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any material liability relating to the foregoing contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Current Balance Sheet.

(bb)    Except as set forth on Section 2.14(bb) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have collected any personally identifiable information from any third parties. The Company and its Subsidiaries have materially complied with all applicable laws and their respective internal privacy policies relating to (i) the privacy of users of their products and services and all Internet websites owned, maintained or operated by the Company and (ii) the collection, storage and transfer of any personally identifiable information, health information, or other protected information, collected by the Company or any of its Subsidiaries or by third parties having authorized access to the records of the Company. The execution, delivery and performance of this Agreement does not violate any applicable laws relating to privacy or conflict with or violate the Company’s privacy policies. Copies of all currently maintained privacy policies of the Company, including the privacy policies included in the Company’s Internet website, are attached as Schedule 2.14(bb) of the Disclosure Schedule. Each such privacy policy and all materials distributed or marketed by the Company have at all times made all disclosures to users or customers required by applicable laws and none of such disclosures made or contained in any such privacy policy or in any such materials have been materially inaccurate, misleading or deceptive or in violation of any applicable laws. Except as set forth in Section 2.14(bb) of the Disclosure Schedule, neither the Company nor its Subsidiaries transmit any personal or non-public data of its distributors, resellers, partners or end users across country borders and all such data is processed by the Company or its Subsidiaries exclusively in data centers located in the same country as the data owner. Neither the Company nor any of its Subsidiaries has been legally required to provide any notices to data owners in connection with an unauthorized breach or disclosure of personal or non-public information.
(cc)    Except as set forth in Section 2.14(cc)(i) of the Disclosure Schedule, neither the Company, its Subsidiaries, nor any other Person acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Person acting on their behalf to any Person of any Company Source Code. Section 2.14(cc)(ii) of the Disclosure Schedule identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow‑holder or any other Person, any Company Source Code, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.
(dd)    The Company Products (but not including demonstration or evaluation products) are free of any disabling codes or instructions (a “Disabling Code”), and any virus or other intentionally created, undocumented contaminant (a “Contaminant”), that may, or may be used to, provide unauthorized access, or unauthorized modifications or deletions, or otherwise damage or disable Company Products (or systems which they interact or interoperate with such Company Products) or that may result in damage to any of the foregoing. To the Knowledge of the Company, the components used in or with Company Products obtained from third person suppliers are free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of Company Products (or systems which they interact or interoperate with such Company Products) or that might result in damage thereto. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures (based on standard industry practices) to assure that its information technology systems utilized by the Company and its Subsidiaries in the operation of their business are free from Disabling Codes and Contaminants. The Company and its Subsidiaries have in place appropriate disaster recovery plans, procedures and facilities and have taken all commercially reasonable steps to safeguard its information technology systems utilized by the Company and its Subsidiaries in the operation of their business and restrict unauthorized access thereto.
2.15    Agreements, Contracts and Commitments.
(a)    Except as set forth in Section 2.15 of the Disclosure Schedule (specifying the appropriate paragraph), neither the Company nor any of its Subsidiaries is a party to, nor is bound by:
(i)    any fidelity or surety bond or completion bond;
(ii)    any lease of personal property having a value in excess of $25,000 individually or $100,000 in the aggregate;
(iii)    any lease of real property;
(iv)    any agreement of indemnification or guaranty (except pursuant to End User Agreements);
(v)    any agreement of indemnification under any Contract with a third party that distributes or resells Company Products or any End User Agreement that could result in an indemnification payment by the Company or any of its Subsidiaries in excess of two (2) times the value of total payments to the Company or its Subsidiaries under such agreement (other than indemnification with respect to intellectual property infringement for direct out-of-pocket losses and expenses);
(vi)    any Contract with a third party that distributes or resells Company Products or any End User Agreement that could result in consequential damages payable by the Company or any of its Subsidiaries in excess of two (2) times the value of total payments to the Company or its Subsidiaries under such agreement;
(vii)    any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000 individually or $100,000 in the aggregate;
(viii)    any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(ix)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
(x)    any purchase order or contract for the purchase of materials involving payments in excess of $25,000 individually or $100,000 in the aggregate;
(xi)    any construction contracts involving payments in excess of $25,000 individually or $100,000 in the aggregate;
(xii)    any partnership, dealer, distribution, joint marketing, joint venture, strategic alliance, affiliate, development agreement or similar agreement;
(xiii)    any agreement, contract or commitment to alter the Company’s interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
(xiv)    any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company or any of its Subsidiaries;
(xv)    other than Contracts listed on Section 2.12 of the Disclosure Schedule, any Contracts which place any limitation on the method of conducting or scope of the business of the Company or any of its Subsidiaries including any agreement that contains any exclusivity, most favored nation, non-competition, non-solicitation or no-hire provisions;
(xvi)    any Contract with any Governmental Entity (a “Government Contract”);
(xvii)    any settlement or litigation “standstill” agreement; or
(xviii)    other than customer purchase orders arising in the ordinary course of business to the extent that the purchase or sale provided for therein has been performed in full on or prior to the date of this Agreement, any other agreement, contract or commitment that involves payments in excess of $25,000 individually or $100,000 in the aggregate or more and is not cancelable without penalty within 30 days.
(b)    Except as set forth in Section 2.15(b) of the Disclosure Schedule, true and complete copies of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.15 (each a “Material Contract” and collectively, the “Material Contracts”) have been delivered to Parent. Each Material Contract to which the Company or any of its Subsidiaries is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company or its Subsidiary, enforceable against the Company or its Subsidiaries and, to the Knowledge of the Company, each other party thereto in accordance with its terms, and is in full force and effect with respect to the Company or its Subsidiary. The

Company and its Subsidiaries are in material compliance with and have not materially breached, violated or defaulted under, or received written notice or notice via electronic mail that it has breached, violated or defaulted under, any of the terms or conditions of any such Material Contract and, to the Company’s Knowledge, any other Contract. To the Company’s Knowledge, no party obligated to the Company pursuant to any such Material Contract has materially breached, violated or defaulted under such Material Contract, or taken any action or failed to act, such that, with the lapse of time, giving of notice or both, such action or failure to act would constitute such a material breach, violation or default under such Material Contract by any such other party.
(c)    To the Knowledge of the Company, with respect to any Government Contract, there is, as of the date of this Agreement, no: (i) claim or request by a Governmental Entity for a contract price adjustment; (ii) dispute involving the Company or any of its Subsidiaries; or (iii) claim or equitable adjustment by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any material liability for renegotiation of Government Contracts.
2.16    Interested Party Transactions. Except as set forth in Section 2.16(i) of the Disclosure Schedule, no employee, officer, Securityholder or director of the Company or any of its Subsidiaries (nor, to the Company’s Knowledge, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest) is indebted to the Company or any of its Subsidiaries. Except as set forth in Section 2.16(ii) of the Disclosure Schedule, no officer, director or, to the Company’s Knowledge, Securityholder or other employee of the Company or any of its Subsidiaries (nor, to the Company’s Knowledge, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) a material interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any material interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services, or (iii) a material beneficial interest in any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.16.
2.17    Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) which is required for the operation of the business of the Company or any of its Subsidiaries as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or one of its Subsidiaries. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business as currently conducted or hold any interest in its properties or assets. Neither the Company nor any of its Subsidiaries is in material default, and no condition exists that with notice or lapse of time or both would constitute a material default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person, under the Company Authorizations. None of the Company

Authorizations will be terminated or materially impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.
2.18    Litigation. Except as set forth in Section 2.18 of the Disclosure Schedule, there is no action, suit, claim or proceeding of any nature pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, their properties (tangible or intangible) or any of their officers or directors. There is no investigation or other proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any of their assets (tangible or intangible) or any of their officers or directors by or before any Governmental Entity.
2.19    Minute Books and Other Corporate Records. With respect to the minutes and other corporate records of the Company and each of its Subsidiaries, the minutes and other corporate records delivered to Parent contain, in all material respects, complete and accurate records of all actions taken, and summaries of all meetings held, by the stockholders, the boards of directors and any committees thereof for the past three years, and all corporate records germane to the organization of such entity. At the Closing, the minute books and other corporate records of the Company and each of its Subsidiaries will be in the possession or control of the Company.
2.20    Environmental Matters.
(a)    Hazardous Material. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have: (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) released any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained in violation of any applicable federal, state or local law.
(b)    Hazardous Materials Activities. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have transported, stored, used, manufactured, or disposed of Hazardous Materials in material violation of any applicable law or in a manner that would result in liability to the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in material violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.
(c)    Permits. Each of the Company and its Subsidiaries currently holds all material environmental approvals, permits, licenses, clearances and consents (the “Environmental

Permits”) necessary for the conduct of its Hazardous Material Activities, if any, and other businesses of the Company and as such activities and businesses are currently being conducted.
(d)    Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company’s Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. The Company has no Knowledge of any fact or circumstance that could involve the Company or any of its Subsidiaries or result in any environmental litigation or liability, which could reasonably be expected to impose upon the Company or any of its Subsidiaries any environmental liability.
(e)    Reports and Records. The Company has delivered to Parent all records in the Company’s possession concerning the Hazardous Materials Activities of the Company or any of its Subsidiaries relating to its business and all environmental audits and environmental assessments of any Leased Real Property in the possession of the Company. The Company and its Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.
2.21    Brokers’ and Finders’ Fees. Except as set forth in Section 2.21 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.
2.22    Employee Benefit Plans and Compensation.
(a)    Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (other than “at will” employment agreements entered into in the ordinary course of business that do not provide for severance payments, a notice period upon termination, change of control payments, acceleration of obligations (including vesting of options or otherwise) or other benefits not disclosed in Section 2.22(a) of the Disclosure Schedule) which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company, or any ERISA Affiliate has or may have any liability or obligation, excluding government-sponsored plans or arrangements.
“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant or director of the Company or any ERISA Affiliate.
“Employee Agreement” shall mean each management, employment, severance, change of control, consulting, relocation, repatriation, expatriation, loan, visa, work permit, non-competition, non-solicitation or other agreement, contract, or understanding (including, without limitation, any offer letter or any agreement providing for compensation or benefits other than “at will” employment agreements entered into in the ordinary course of business that do not provide for severance payments, a notice period upon termination, change of control payments, acceleration of obligations (including vesting of options or otherwise) or other benefits not disclosed in Section 2.22(a) of the Disclosure Schedule) between the Company or any ERISA Affiliate and any Employee.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean each Subsidiary of the Company and any other person or entity currently or in the past under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States, other than government-sponsored plans or arrangements.
“IRS” shall mean the United States Internal Revenue Service.
“Multiemployer Plan” shall mean any Pension Plan, which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.
“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
(b)    Schedule. Section 2.22(b)(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement. Section 2.22(b)(ii) of the Disclosure Schedule sets forth a table setting forth the name and salary of each employee of the Company and each ERISA Affiliate as of the date hereof. Each Required Continuing Employee is currently employed by the Company or a Subsidiary of the Company. None of the Required Continuing Employees has provided notice to the Company or any of its Subsidiaries that he or she intends to terminate his or her employment for any reason and, to the Knowledge of the Company, none of the Required Continuing Employees intends to terminate his or her employment for any reason.
(c)    Documents. The Company and each ERISA Affiliate has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan, (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (vi) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vii) all material communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (viii) all material correspondence to or from any governmental agency relating to any Company Employee Plan, (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law), (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (xi) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, (xii) all registration statements, annual reports (Form 11 K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, (xiii) all “HIPAA Privacy Notices” and all “Business Associate Agreements” to the extent required under HIPAA and (xiv) all IRS determination opinion, notifications and advisory letters issued with respect to each Company Employee Plan and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter.
(d)    Employee Plan Compliance. The Company and each of its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in material default or violation of, and the Company has no Knowledge of any material default or violation by any other party to any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms in all material respects and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination letter (or notification, advisory, or opinion letter, as applicable)

as to its qualified status under the Code with respect to all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
(e)    No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Title IV of ERISA or Section 412 of the Code or a “funded welfare plan” within the meaning of Section 419 of the Code.
(f)    No Self Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides health or other welfare benefits to employees (including, without limitation, any such plan pursuant to which a stop loss policy or contract applies).
(g)    Collectively Bargained, Multiemployer and Multiple Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
(h)    No Post-Employment Obligations. Except as set forth in Section 2.22(h) of the Disclosure Schedule, no Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, life insurance, health or other employee welfare benefits to any person following termination of employment or other service for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.
(i)    COBRA; FMLA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied in all material respects with COBRA, FMLA, HIPAA, and any similar provisions of state law applicable to its Employees. Except as set forth in Section 2.22(i)

of the Disclosure Schedule, neither the Company nor any of its ERISA Affiliates has unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.
(j)    Effect of Transaction. Except as set forth in Section 2.22(j) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any ERISA Affiliate or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.
(k)    Parachute Payments. There is no agreement, plan, arrangement or other contract to which the Company or any ERISA Affiliate is a party covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts to which the Company or any ERISA Affiliate is a party, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any of its ERISA Affiliates is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Neither the Company nor any ERISA Affiliate is party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code.
(l)    Employment Matters. The Company and each ERISA Affiliate is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported in all material respects all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company, any ERISA Affiliate, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or, to the Knowledge of the Company, or threatened or reasonably anticipated claims or actions against Company, any ERISA Affiliate, any Company trustee or any trustee of any ERISA Affiliate under any worker’s compensation policy or long term disability policy. The services provided by each of the Company’s, and each ERISA Affiliates’ Employees is terminable at the will of the Company or its ERISA Affiliates, as applicable, and any such termination would result in no liability to the Company or any ERISA Affiliate, except as required by COBRA or other applicable statute. Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.
(m)    Labor. No work stoppage or labor strike against the Company or any ERISA Affiliate is pending, or, to the Company’s Knowledge, threatened or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Company’s Knowledge, threatened or reasonably anticipated relating to any labor matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Neither the Company nor any ERISA Affiliate has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any ERISA Affiliate does presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any ERISA Affiliate has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law (“WARN Act”) that remains unsatisfied.
(n)    No Interference or Conflict. To the Knowledge of the Company, no Securityholder, director, officer, Employee or consultant of the Company or any of its ERISA Affiliates is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any of its ERISA Affiliates or that would interfere with the Company’s business. To the Company’s Knowledge, neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.
(o)    International Employee Plan. Section 2.22(o) of the Disclosure Schedule lists each International Employee Plan. Each International Employee Plan has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that are not reserved against in the Current Balance Sheet or that will not be offset by insurance. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).
2.23    Insurance. Section 2.23(i) of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since three years prior to the date of this Agreement and remain in full force and effect. Except as set forth in Section 2.23(ii) of the Disclosure Schedule, the Company has no Knowledge or reasonably anticipates threatened termination of, or premium increase with respect to, any of such policies. Except as set forth in Section 2.23(iii) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has during the previous three years maintained, established, sponsored, participated in or contributed to any self-insurance plan.
2.24    Compliance with Laws. The Company and its Subsidiaries have complied with, are not in violation of, and have not received any written notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, including any applicable licenses and permits for the export of the Company Products, except where the failure to comply with or violate any statute, law or regulation would not result in a Company Material Adverse Effect.
2.25    Foreign Corrupt Practices Act. The Company (including any of its officers, directors, employees and others acting on behalf of the Company) has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.
2.26    Spreadsheet. The information contained (i) on Schedule 6.3(p) sets forth a true, accurate and complete estimate of the information that is required to be contained in the Spreadsheet as of the Closing Date and (ii) the Spreadsheet shall be true, accurate and complete as of the Closing Date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:
3.1    Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), results of operations or capitalization of Parent and its Subsidiaries, taken as a whole (a “Parent Material Adverse Effect”); provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been a “Parent Material Adverse Effect”: (i) any adverse event, circumstance, change or effect to the extent attributable to changes or conditions generally affecting the industries and segments in which Parent and its Subsidiaries operate, the U.S. economy as a whole or foreign economies in any locations where Parent has operations or sales which do not have a disproportionately adverse effect upon Parent relative to other entities in Parent’s industry; (ii) changes in general economic, market or political conditions which do not have a disproportionately adverse effect upon Parent relative to other entities in Parent’s industry; (iii) any adverse event, circumstance, change or effect resulting from or relating to compliance with the terms and conditions of, or the taking of any action required by, this Agreement, including, without limitation, the public announcement of the execution of this Agreement; (iv) any decline in Parent’s stock price; and (v) changes in GAAP, or changes in the laws or regulations (or the interpretation thereof) affecting GAAP which do not have a disproportionately adverse effect upon Parent relative to other entities in Parent’s industry; provided further, that in no event shall the mere failure of Parent to meet budgeted or projected revenues or earnings constitute, in and of itself, a Parent Material Adverse Effect.
3.2    Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no further corporate action is required on the part of Parent or Merger Sub to authorize this Agreement or any related Agreement and the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which Parent or Merger Sub are a party have been duly executed and delivered by Parent or Merger Sub, as applicable, and constitute the valid and binding obligations of Parent or Merger Sub, as applicable, enforceable against each of Parent or Merger Sub, as applicable, in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
3.3    Conflicts. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Related Agreement to which Parent or Merger Sub is a party do not, and the consummation of the transactions contemplated hereby and thereby will not result in any Conflict with (i) any provision of the articles of organization or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub, as amended, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or any of its respective properties or assets are subject and which have been filed as an exhibit to Parent’s Annual Report on Form 10 K for the year ended December 31, 2012, as amended (the “Parent 10 K”), and such other filings under the Exchange Act which are made subsequent to the Parent 10 K and prior to the date hereof, or (iii) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties (whether tangible or intangible) or assets, except in each case where such Conflict will not have a Parent Material Adverse Effect.

3.4    Capital Resources. Parent will have at the Closing, sufficient capital resources to pay the Merger Consideration.
3.5    Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws or the rules or regulations of the Nasdaq Global Select Market or the Financial Industry Regulatory Authority, Inc., (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect and (iii) the filing of the Certificate of Merger with the Secretary of State of Delaware.
ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
4.1    Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing), to carry on its business in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due (except for Taxes being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been made), to pay or perform other obligations when due (including paying accounts payable when due), and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact the Company’s present business organization, keep available the services of present officers and other key Employees (other than as contemplated in this Agreement) and preserve relationships with material customers, suppliers, distributors, licensors, licensees, and others having material business dealings with it, all with the goal of preserving unimpaired the Company’s goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of (a) any material event, occurrence or emergency not in the ordinary course of business of the Company or any of its Subsidiaries or (b) any event involving the Company or any of its Subsidiaries that could reasonably be expected to result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:
(c)    issue, deliver, sell, purchase, authorize or designate (including by certificate of designation) or pledge or otherwise encumber, or propose any of the foregoing with respect to any shares of capital stock of the Company or any of its Subsidiaries or any securities convertible into shares of capital stock of the Company or any of its Subsidiaries, or subscriptions, rights, warrants or options to acquire any shares of capital stock of the Company or any of its Subsidiaries or any securities convertible into shares of capital stock of the Company or any of its Subsidiaries, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery or sale of Company Common Stock pursuant to the exercise of Company Options and Common Warrants outstanding as of the date of this Agreement and the issuance, delivery or sale of Series B-1 Convertible Preferred Stock pursuant to the exercise of Series B-1 Warrants outstanding as of the date of this Agreement;
(d)    purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of its Subsidiaries;
(e)    waive any stock repurchase rights, accelerate, amend or change the period of exercisability or vesting of any Company Options or other rights granted under any Plan or the vesting of the securities purchased or purchasable under such Company Options or other rights;
(f)    amend or change any other terms of Company Options or other rights granted under the Plans;
(g)    declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Company Capital Stock or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Company Capital Stock;
(h)    transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future rights to the Company Intellectual Property, in each case other than non-exclusive licenses granted under End-User Agreements and non-exclusive distribution, reseller and similar commercial agreements entered into in the ordinary course of business and consistent with past practice, or transfer or license from any person or entity any Intellectual Property other than under Shrinkwrap Agreements in the ordinary course of business consistent with past practice; provided that in no event shall the Company (i) license, on an exclusive basis, or enter into a distribution, reseller or similar arrangement, on an exclusive basis, or sell or transfer the ownership of, any Company Intellectual Property; or (ii) enter into any Contract (A) providing for any site licenses, (B) containing pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practice, (C) relating to Source Code of the Company, other than Source Code escrow provisions in the ordinary course of business, (D) limiting the right of the Company to engage in any line of business or to compete with any person, or (E) providing for unlimited indemnification (other than indemnification pursuant to End User Agreements with respect to intellectual property infringement for direct out-of-pocket losses and expenses).
(i)    (i) sell, lease, license, encumber or otherwise dispose of any tangible properties or tangible assets except sales of inventory in the ordinary course of business consistent with past practice, and except for the sale, lease, licensing, encumbering or disposition of property or assets not in excess of $10,000 individually or $50,000 in the aggregate, provided such property or assets are not material, individually or in the aggregate, to the business or prospects of the Company and its Subsidiaries taken as a whole, or (ii) enter into any agreement for the purchase or sale of any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, knowingly violate or terminate any of the material terms of any Lease Agreements;

(j)    enter into or amend any Contract pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products, Intellectual Property or business, or containing any non-competition covenants or other material restrictions relating to its or Parent’s business activities or the effect of which would be to grant to a third party following the Merger the actual or potential right to license any Intellectual Property owned by Parent or its Subsidiaries (other than, with respect to Subsidiaries, the Surviving Corporation);
(k)    make any loan, advance (other than business expense advances to Employees in the ordinary course of business consistent with past practice) or capital contribution to, or investment in, any person, incur any indebtedness for borrowed money (other than indebtedness for borrowed money under the Material Contracts listed in Section 2.15 of the Disclosure Schedule and incurred in the ordinary course of business consistent with past practice) or guarantee any such indebtedness or the indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any “keep well” or other agreement to maintain any financial statement condition, forgive or discharge in whole or in part any outstanding loans for borrowed money, modify any loan for borrowed money previously granted, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates, or enter into any arrangement having the economic effect of any of the foregoing, in each case, other than in connection with the financing of ordinary course trade payables consistent with past practice;
(l)    grant or pay, or enter into any agreement, arrangement or amendment to an existing agreement or arrangement providing for the granting of, any severance or termination pay (whether in cash, stock, equity securities, or property) or the acceleration of vesting or other benefits to any Employee except pursuant to written agreements, policies or plans outstanding on the date hereof and identified in the Disclosure Schedule, or adopt any new severance or termination plan, program or arrangement, or amend or modify or alter in any manner any severance or termination plan, agreement or arrangement existing on the date hereof (including any retention, change of control or similar agreement), or grant any equity-based compensation, whether payable in cash or stock;
(m)    adopt, terminate or amend any Company Employee Plan or enter into any Company Employee Plan, or amend any compensation, bonus, commission, insurance coverage (except as contemplated by this Agreement), benefit, entitlement, grant or award provided or made under any Company Employee Plan; or enter into any collective bargaining agreement; pay any special bonus, commission or special remuneration to any Employee (cash, equity or otherwise), except as required by written agreements, policies, or plans outstanding on the date hereof and identified in the Disclosure Schedule; increase the salaries, bonuses, commissions or wage rates or fringe benefits (including rights to severance or indemnification) of its Employees; pay any benefit not provided for as of the date of this Agreement under any Company Employee Plan; or add any new members to the Board;

(n)    (i) hire any officers, consultants, independent contractors or employees or enter into, or amend or extend the term of, any employment or consulting agreement with any Employee, or (ii) terminate any Employee (except for termination for cause), or take any action that would allow any Employee to claim a constructive termination or termination for “good reason”;
(o)    commence or settle any threatened or pending litigation (other than any litigation to enforce any of its rights under this Agreement);
(p)    other than Contracts entered into in the ordinary course which will not result in payments to the Company or its Subsidiaries in excess of $100,000 and are otherwise in compliance with this Section 4.1, enter into, renew or materially modify any Contract relating to the distribution, sale, license or marketing by third parties of the Company Products, other than (i) renewals of existing Contracts on a nonexclusive basis or modifications in connection with renewals of existing Contracts on a nonexclusive basis, or (ii) new nonexclusive Contracts;
(q)    engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the transactions contemplated by this Agreement;
(r)    materially change the amount of any insurance coverage;
(s)    cause or permit any amendments to its certificate of incorporation, bylaws or other charter or similar documents of the Company or any of its Subsidiaries;
(t)    make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, settle or compromise any claim or assessment in respect of Taxes or consent to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or
(u)    agree in writing or otherwise to take any of the actions described in Section 4.1(a) through Section 4.1(r), or any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect such that the conditions set forth in Section 6.3 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.
4.2    No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company shall not (nor will the Company permit any of its officers, directors, Securityholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the Company’s (or any Subsidiary of the Company’s) business, properties or technologies, or any amount of the capital stock of the Company or any of its Subsidiaries (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise (including any equity or debt transaction), or effect any such transaction,

(b) disclose any information not customarily disclosed to any person concerning the Company’s (or Subsidiary’s) business, technologies or properties, or afford to any person or entity access to their respective properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase all or any part of the capital stock or assets of the Company or any of its Subsidiaries, or (d) enter into any agreement with any person providing for the acquisition of the Company or any of its Subsidiaries, whether by merger, purchase of assets, license, tender offer or otherwise (including any equity or debt financing transaction). In the event that the Company or any of its affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 8.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, the Company shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.
ARTICLE V
ADDITIONAL AGREEMENTS
5.1    Access to Information. The Company shall, and shall cause all of its Subsidiaries to, afford Parent and its accountants, counsel and other representatives, access during the period from the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to the provisions of Section 8.1 hereof and the Effective Time to (a) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries, including, but not limited to, all Company Intellectual Property (including source code), (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request, and (c) all Employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the provisions hereof.
5.2    Confidentiality; Public Disclosure.

(d)    Confidentiality. The parties hereto acknowledge that Parent and the Company have previously executed a mutual confidentiality agreement dated June 10, 2013 (the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms. In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material, nonpublic information within the meaning of federal and state securities laws. Accordingly, neither the Company nor any of its Subsidiaries shall engage in any transaction or transactions in the Parent Common Stock in violation of applicable insider trading laws.
(e)    Public Disclosure. Neither party nor any of its Subsidiaries shall issue any statement or communication to any third party regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the prior consent of the other parties; provided, that Parent and its Subsidiaries may, after consultation with counsel (which may be in-house counsel) and the Company, make or cause to be made any press release or similar public announcement or communication as may be required to comply with the requirements of any applicable laws or the rules or regulations of the Nasdaq Global Select Market or the Financial Industry Regulatory Authority, Inc. and may, after consultation with counsel (which may be in-house counsel) and the Company, disclose such other information that Parent deems appropriate in its reasonable judgment in light of its status as a publicly owned company. Notwithstanding the foregoing, Parent and the Company intend to make a mutually agreeable public announcement regarding this Agreement after the execution of this Agreement. Notwithstanding anything in this Agreement to the contrary, following the Closing, the Stockholder Representative shall be permitted to: (i) after the public announcement of the Merger, publicly announce that it has been engaged to serve as the Stockholder Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein; and (ii) disclose information as required by law or to employees, advisors or consultants of the Stockholder Representative and to the Stockholders, in each case who have a need to know such information, provided that such persons either (A) agree to observe the terms of this Section 5.2(b) or (B) are bound by obligations of confidentiality to the Stockholder Representative of at least as high a standard as those imposed on the Stockholder Representative under this Section 5.2(b).
5.3    Commercially Reasonable Efforts; Governmental Approvals; Contract Consents. Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in Article VI hereof and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect so as to preserve all rights of, and benefits to, the Surviving Corporation under such Contract from and after the Effective Time.

5.4    Consents and Notices.
(a)    The Company shall use commercially reasonable efforts to obtain, prior to the Effective Time, all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder and under this Agreement in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are listed in Section 2.6 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time; provided, however, that no such consent, waiver or approval shall be required with respect to the Contracts set forth on Section 2.6 of the Disclosure Schedule which are marked with an asterisk (*) to the left of the title or description of such Contract. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent.
(b)    As soon as practicable following the date hereof, the Company shall deliver any notices required under any of its or its Subsidiaries’ respective Contracts that are required to be provided in connection with the consummation of the transactions contemplated by this Agreement.
(c)    The Company shall give all notices and other information required to be given to the Employees, any collective bargaining unit representing any group of Employees, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable law in connection with the transactions contemplated by this Agreement.
5.5    Stockholder Approval. Immediately after the execution and delivery of this Agreement, the Company shall solicit and obtain an Action by Written Consent in the form attached hereto as Exhibit C (the “Stockholder Written Consent”), compliant in all respects with applicable law, signed (in each case, in his, her or its capacity as a stockholder of the Company) by (x) the Principal Stockholders, (y) the Stockholders holding at least 75% of the Company Capital Stock, on an as converted to Company Common Stock basis and (z) the Stockholders holding at least 95% of the Series D-2 Convertible Preferred Stock and the Series C-2 Convertible Preferred Stock, in each case setting forth the due approval and adoption of (i) the Merger, this Agreement and the transactions contemplated hereby, (ii) the escrow and indemnification obligations of the Stockholders set forth in Article VII hereof and the deposit of the Escrow Amount into the Escrow Fund, and (iii) the appointment of Shareholder Representative Services LLC as the Stockholder Representative. The Company shall give prompt notice of the taking of the above corporate action to those Stockholders entitled to such notice in compliance with Section 228(e) of Delaware Law.
5.6    Statement of Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Third-Party Expenses) shall be paid by the party incurring such expense, other than one hundred percent (100%) of the Audit Fees and one hundred percent (100%) of the FTI Fees, which shall be paid by Parent. If the Merger is consummated, all Third-Party Expenses incurred by the Company shall reduce the Merger Consideration (on a dollar-for-dollar basis) payable by Parent pursuant to Section 1.6(a) hereof. Prior to the Closing, the Company shall provide Parent with a statement of Third-Party Expenses incurred prior to the Closing Date or to be incurred by the Company in connection therewith (the “Statement of Expenses”).

5.7    Financial Statements; Spreadsheet. Prior to the Closing, the Company shall deliver to Parent (i) the Spreadsheet and (ii) the Closing Balance Sheet.
5.8    Employment Arrangements. Concurrently with the execution of this Agreement, each of the employees of the Company receiving payment under the MIP in connection with the Merger (each, a “Sale Bonus Recipient”) shall execute and deliver a general release in form and substance satisfactory to Parent. Prior to the Closing, the Company shall not, and shall not allow any of its Subsidiaries to, terminate any of the employees of the Company or any of its Subsidiaries set forth on Schedule 5.8 (the “Required Continuing Employees”). The parties hereto agree that neither Parent nor Merger Sub shall have any liability for any employees hired by the Company in the event the Merger is not consummated. Employees of the Company or any of its Subsidiaries who remain employed by the Company or such Subsidiary after the Closing Date (“Continuing Employees”) shall be eligible to receive benefits consistent with Parent’s applicable human resources policies. Parent and its Subsidiaries shall cause the employee health and welfare benefit plans that will cover the Continuing Employees after the Closing Date to count for purposes of eligibility and vesting, and for purposes of determining levels of vacation and other paid time off entitlements, all service that was counted for such purposes under the corresponding Company Employee Plans.
5.9    Terminations. Effective no later than immediately prior to the Closing, the Company, if and as permitted by applicable law, shall terminate the employment of each Company employee set forth on Schedule 5.9.
5.10    Litigation Support. So long as any party actively is contesting or defending against any litigation proceeding in connection with (a) the Merger or related transactions, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction attributable to the period prior to the Closing Date involving the Company or any of its Subsidiaries, and Parent, the Company or any of its Subsidiaries reasonably believe that certain Stockholders may have information relevant to such litigation, such Stockholders will cooperate with such party and such party’s counsel in the contest or defense, make available their personnel, provide such testimony and access to their books and records as shall be reasonably requested in connection with the contest or defense, and execute and deliver such documents as shall be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under ARTICLE VII).
5.11    Release of Liens. The Company shall use commercially reasonable efforts to file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 5.11 to this Agreement.
5.12    Termination of Company Warrants. The Company shall use commercially reasonable efforts to terminate the Company Warrants prior to the Closing.
5.13    Additional Documents and Further Assurances. Each party, at the reasonable request of the other party, agrees to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting the consummation of the Merger and the transactions contemplated hereby. From time to time, as and when requested by Parent or any of its Subsidiaries, any Stockholder shall, at the sole cost and expense of Parent, execute, deliver and file, or cause to be executed, delivered and filed, all such documents, instruments and corporate filings and shall take, or cause to be taken, at the sole cost and expense of Parent, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
5.14    Tax Matters.
(a)    All transfer, documentary, sales, use, real property gains, stamp, registration and other such Taxes and fees incurred in connection with this Agreement shall be paid by the Stockholders when due, and the Surviving Corporation will, at the Stockholders’ expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, real property gains, stamp, registration and other Taxes and fees, and, if required by applicable law, Parent and the Stockholder Representative (on behalf of the Stockholders) will join in the execution of any such Tax Returns and other documentation.
(b)    The Stockholder Representative (on behalf of the Stockholders) shall cause to be prepared, and the Surviving Corporation shall then file, all Tax Returns that are required to be filed after the Closing Date with respect to any Tax period ending (x) on the Closing Date (“Final Year Tax Returns”) or (y) prior to the Closing Date (“Unfiled Prior Year Tax Returns”) and shall pay all Taxes due with respect to such Tax Returns. Such Tax Returns, shall be prepared on a basis consistent with past practices except to the extent otherwise required by applicable laws or agreed in writing by the Stockholder Representative and Parent; provided, that the Stockholder Representative shall provide Parent with draft Final Year Tax Returns and Unfiled Prior Year Tax Returns at least thirty (30) days prior to the due date (including extensions) for filing such Tax Returns for Parent’s review and comment and shall consider in good faith such changes to such Tax Returns as are reasonably requested by Parent. Parent will (and will cause the Surviving Corporation to) cooperate with the Stockholder Representative to enable the Stockholder Representative to utilize (at the Stockholders’ expense) the Surviving Corporation’s then current tax return preparation firm(s) (the “Tax Preparation Firm”). Such cooperation may include providing access to books and records and accounting staff, and delegating authority to the Stockholder Representative under the Tax Preparation Firm’s engagement agreement sufficient for the Tax Preparation Firm to take direction from the Stockholder Representative, or otherwise ensuring that the Stockholder Representative will have access to (and the ability to direct, even if indirectly through the Surviving Corporation) the Tax Preparation Firm. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Stockholders or the Stockholder Representative (on behalf of the Stockholders) be required to pay, or pay, any Taxes that arise out of or relate to the disclosed items set forth in Section 2.9 of the Disclosure Schedule only to the extent that such required payments do not exceed the amount set forth in Section 2.9 of the Disclosure Schedule.
(c)    Parent shall prepare or cause to be prepared, and shall file or cause to be filed, all Tax Returns required to be filed for or with respect to the Company and each of its Subsidiaries for all Tax periods ending after the Closing Date and shall pay all Taxes due with respect to such Tax Returns; provided, that Parent shall provide the Stockholder Representative with draft Tax Returns for the Company or its Subsidiaries required to be filed for any Straddle Period (“Straddle Period Tax Returns”) at least thirty (30) days prior to the due date for filing such Straddle Period Tax Returns for the Stockholder Representative’s review and comment and shall consider in good faith such changes to such Tax Returns as are reasonably requested by the Stockholder Representative. The Stockholders shall pay to Parent any amount due with respect to any Straddle Period Tax Returns relating to the Pre-Closing Tax Period, not later than ten (10) Business Days prior to the applicable due date for such Straddle Period Tax Return. If the Stockholder Representative objects to any amount owed on any such Straddle Period Tax Return with respect to a Pre-Closing Tax Period, the Stockholder Representative shall, as promptly as practicable, notify Parent in writing that it so objects, specifying with particularity any such objection and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Stockholder Representative and Parent shall negotiate in good faith to resolve their disagreement. If the Stockholder Representative and Parent have not resolved their disagreement within fifteen (15) Business Days after receipt by Parent of such notice, they shall refer the matter for resolution to the Accounting Firm, the decision of which shall be binding on Parent, the Stockholder Representative, the Company and its Subsidiaries. The costs, fees and expenses of the Accounting Firm shall be borne by (i) the Stockholders if the net resolution of the disputed items favors Parent, (ii) Parent if the net resolution of the disputed items favors the Stockholders and (iii) otherwise equally by Parent, on the one hand, and Stockholders on the other hand. If the Accounting Firm is unable to make a determination with respect to any disputed item prior to the due date for filing of the Straddle Period Tax Return in question, and no extension of such due date is possible, Parent may file such Tax Return and pay the Tax due thereon. Notwithstanding the filing of such Tax Return, the Accounting Firm shall make a determination with respect to any disputed issue, and appropriate adjustments shall be made to reflect such determination not later than ten (10) Business Days after such decision has been rendered.
(d)    Any ad valorem, real and personal property and similar Taxes (but specifically excluding any Tax imposed on or calculated by reference to income, profits or receipts), arising from, or relating to the conduct of the Company or any of its Subsidiaries, which become due and payable after the Closing Date and relate to periods both before and after the Closing Date (a “Straddle Period”) shall be prorated and adjusted between the Stockholders, on one hand, and Parent, on the other, as of the Closing Date on a per diem basis (with the Closing Date being for the account of the Stockholders). Taxes based on income, profits or receipts of the Company or any of its Subsidiaries shall be prorated and adjusted between the Stockholders and the Parent based on an interim closing of the books as of the end of the day on the Closing Date.
(e)    Refunds of Tax of the Company or any of its Subsidiaries actually received by the Parent or any of its Subsidiaries relating to any Pre-Closing Tax Period shall be the property of the Stockholders, and Parent shall pay to the Exchange Agent for further distribution to the Stockholders ratably based upon their respective Pro Rata Portions any such Tax refund promptly upon receipt; provided, however, that, to the extent the amount of any such refund is attributable to a carryback of net operating losses or other Tax attributes of the Parent and its Subsidiaries arising after the Closing Date, such amount shall be the property of the Parent, and the Parent shall have no obligation to pay such amount to the Stockholders. At the reasonable request of the Stockholder Representative, Parent shall file any reasonable claim for refund of Tax of the Company or any of its Subsidiaries relating to any period ending on or prior to the Closing Date. The Stockholder Representative shall be responsible for all costs and expenses incurred with respect thereto, and the Stockholder Representative and the Parent shall cooperate in good faith to secure any such Tax refund.
5.15    Director and Officer Liability and Indemnification.
(a)    For a period of six (6) years after the Closing, Parent shall not and shall not permit the Company to amend, repeal or modify any provision in the Company’s charter documents or bylaws relating to exculpation or indemnification of former officers and directors (unless required by law), it being the intent of the parties that the officers and directors of the Company prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under the law of its jurisdiction of incorporation.
(b)    Prior to the Closing, the Company shall convert its current director and officer liability insurance policy to a “run-off” policy for the benefit of the directors and officers of the Company prior to the Closing Date (the “Pre-Closing Indemnitees”); provided, however that all costs and expenses associated therewith shall be borne by the Stockholders. The run-off policy shall provide continuing liability coverage, equivalent as to limits, deductibles and other features to the Company’s current director and officer liability insurance policy, for claims made against the Pre-Closing Indemnitees during the six (6) years following the Closing Date for actions taken by or omitted to be taken by them prior to the Closing Date.
ARTICLE VI
CONDITIONS TO THE MERGER
6.1    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(f)    No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
(g)    No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.
6.2    Additional Conditions to Obligations of Company. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(g)    Representations and Warranties; Covenants. The representations and warranties of Parent and Merger Sub in this Agreement shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (except representations and warranties that are qualified by materiality, which shall have been, and shall be, true and correct in all respects).
(h)    Covenants. Each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Closing Date.
(i)    Certificate of Parent. The Company shall have received a certificate of Parent and Merger Sub, executed by a duly authorized officer of Parent and Merger Sub, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b) hereof.
(j)    Escrow Agreement. The Company shall have received a duly executed copy of the Escrow Agreement which shall be in full force and effect.
(k)    Certificate of Secretary of Parent and Merger Sub. The Company shall have received a certificate, validly executed by the Secretary of Parent and Merger Sub, certifying as to the valid adoption of resolutions of (i) the Board of Directors of Parent and Merger Sub, whereby the Merger, this Agreement and the transactions contemplated hereby were approved by the Board of Directors, and (ii) the valid adoption of resolutions of Merger Sub’s stockholder, whereby the Merger, this Agreement and the transactions contemplated hereby were approved in accordance with the applicable law and Merger Sub’s charter documents.
6.3    Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:
(a)    Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties that are made as of a particular date, which shall be true and correct in all material respects only as of such date and except representations and warranties that are qualified by materiality, which shall have been, and shall be, true and correct in all respects).
(b)    Covenants. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing Date.
(c)    No Company Material Adverse Effect. Since the date of this Agreement there shall not have been a Company Material Adverse Effect.

(d)    Governmental Approval. All material approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign governmental authority, instrumentality, agency, or commission (if any) shall have been obtained.
(e)    Certificate of the Company. Parent shall have received a certificate of the Company, executed by each of the President and the Chief Financial Officer of the Company, certifying as to the matters set forth in Section 6.3(a), Section 6.3(b), and Section 6.3(c) hereof.
(f)    Third-Party Consents. Parent shall have received a consent with respect to each Contract set forth on Section 2.6 of the Disclosure Schedule (other than those Contracts set forth on Section 2.6 of the Disclosure Schedule which are marked with an asterisk (*) to the left of the title or description of such Contract), which consents shall be in a form reasonably acceptable to Parent and shall preserve all rights of, and benefits to, the Company under such Contracts and shall allow such Contracts to remain in full force and effect following the Merger, without limitation, modification or alteration.
(g)    Release of Liens. Parent shall have received from the Company duly and validly executed copies of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 5.11 to this Agreement.
(h)    Employment Arrangements. Each Required Continuing Employee shall continue to be employed by the Company or its Subsidiaries. None of the Required Continuing Employees shall have provided notice to the Company or any of its Subsidiaries that he or she intends to terminate his or her employment with the Company or any of its Subsidiaries for any reason.
(i)    Resignation of Officers and Directors. Parent shall have received a written resignation from each of the officers and directors of the Company and its Subsidiaries, effective as of the Effective Time.
(j)    General Release. Parent shall have received a duly executed general release from each Sale Bonus Recipient.
(k)    Escrow Agreement. Parent shall have received a duly executed copy of the Escrow Agreement, which shall be in full force and effect.
(l)    Stockholder Approval. The Merger, this Agreement and the transactions contemplated hereby shall have been approved, by the execution and lack of revocation of the Stockholder Written Consent, by (x) the Principal Stockholders, (y) the Stockholders holding at least 75% of the Company Capital Stock, on an as converted to Company Common Stock basis and (z) the Stockholders holding at least 95% of the Series D-2 Convertible Preferred Stock and the Series C-2 Convertible Preferred Stock.
(m)    Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) copies of the Certificate of

Incorporation and Bylaws, (ii) the valid adoption of resolutions of the Board, whereby the Merger, this Agreement and the transactions contemplated hereby were approved by the Board, (iii) the valid adoption of resolutions of the Stockholders, whereby the Merger, this Agreement and the transactions contemplated hereby were approved in accordance with applicable law and the Company’s charter documents.
(n)    Terminations. Effective as of immediately prior to the Closing, the employment of each employee of the Company or its Subsidiaries listed on Schedule 5.9 shall have been terminated.
(o)    Estimated Merger Consideration Certificate; Calculation of Estimated Merger Consideration. Parent shall have received prior to the Closing: (A) an estimated closing consolidated balance sheet for the Company and its Subsidiaries as of immediately prior to the Closing (the “Closing Balance Sheet” and, such date, the “Closing Balance Sheet Date”); (B) a certificate of the Company setting forth (1) the Company’s good faith estimated calculation of Closing Working Capital, including an itemization of the components thereof, estimated in good faith by the Company on the basis of the Closing Balance Sheet; (2) the amount of the Indebtedness existing as of immediately prior to the Effective Time; and (3) the Company’s good faith estimated calculation of the Estimated Merger Consideration (the “Estimated Merger Consideration Certificate”); (C) a payoff letter, in form and substance satisfactory to Parent, from each holder of Indebtedness indicating the amount required to discharge in full such Indebtedness at Closing and, if such Indebtedness is secured, an undertaking by such holder to discharge at Closing any Liens securing such Indebtedness; (D) a final bill and wire transfer instructions from each payee of any portion of the Third-Party Expenses; and (E) a certificate signed by the Company that provides a breakdown by recipient and amount of all Pre-Closing Employee Obligations.
(p)    Spreadsheet. The Company shall have delivered to Parent and the Exchange Agent a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 6.3(p), which spreadsheet shall be, and shall be certified by the Chief Executive Officer and Chief Financial Officer of the Company as, true, complete and correct as of the Closing and which shall include, among other things, as of the Closing, (i) all Stockholders and the respective addresses of those Stockholders receiving Merger Consideration, the number of shares of Company Capital Stock held by such persons (including the respective certificate numbers) and (ii) for each Stockholder, the amount of Stockholder Indebtedness to be repaid to such Stockholder (inclusive of principal, interest and premium), the percentage of the Merger Consideration to be received by such Stockholder at the Closing and with respect to any payments made to the Stockholders pursuant to Section 1.13(d), Section 5.14(e) and Section 7.5(c), the dollar amount of Merger Consideration to be received by such Stockholder at Closing, the portion of the Escrow Amount to be deposited into the Escrow Fund relating to such Stockholder and the amount of Seller Representative Fund Amount to be deposited into the Seller Representative Fund relating to such Stockholder. The Company shall have delivered the Spreadsheet on the Closing Date.
(q)    Good Standing Certificates. Parent shall have received good standing certificates with respect to the Company from the applicable authorities in the State of Delaware and any other jurisdiction in which the Company is qualified to do business (including each jurisdiction set forth on Section 2.1(ii) of the Disclosure Schedule), each dated within five (5) Business Days prior to the Closing Date.
(r)    FIRPTA Certificate. Parent shall have received a certificate, duly completed and executed by the Company, stating that Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h), so that Parent is exempt from withholding any portion of the Merger Consideration hereunder.
(s)    Termination or Exercise of Company Options and Company Warrants. The Company shall have provided evidence reasonably satisfactory to Parent that the Company has transmitted written notice to all holders of Company Options that all Company Options shall be terminated in connection with the Merger for no consideration. The Company shall have provided evidence reasonably satisfactory to Parent that the Company has used commercially reasonable efforts to terminate, or cause to be exercised, all Company Warrants prior to the Closing.
(t)    Director and Officer Run-Off Insurance. The Company shall have provided evidence reasonably satisfactory to Parent that the Company has purchased director and officer “run-off” insurance as required by Section 5.15(b).
ARTICLE VII
INDEMNIFICATION
7.1    Survival. The representations and warranties contained in this Agreement, and in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Closing and any investigation or finding made by or on behalf of the parties or any of their respective representatives. No action for a breach of the representations and warranties contained herein shall be brought after fifteen (15) months after the Closing Date (the “Survival Date”), except for (a) claims arising out of or relating to the representations and warranties contained in Sections 2.1 (‘Organization of the Company’), 2.2 (‘Company Capital Structure’), 2.5 (‘Authority’) or 2.21 (‘Brokers’ and Finders’ Fees’), which shall survive indefinitely; (b) claims arising out of or relating to the representations and warranties contained in Section 2.11 (‘Tax Matters’), which shall survive until sixty (60) days after the expiration of all applicable statute of limitations periods (including all extensions thereof) (the representations and warranties called out in this clause (b) and the preceding clause (a) are sometimes collectively referred to herein as the “Fundamental Representations”); (c) claims arising out of or relating to the representations and warranties contained in Section 2.14 (‘Intellectual Property’) and Section 2.22 (‘Employee Benefit Plans and Compensation’), which shall survive until twenty four (24) months following the Closing Date; and (d) claims of which the Stockholder Representative has been notified in writing with reasonable specificity by Parent prior to the Survival Date or, with respect to the Fundamental Representations, such later date as is contemplated by clauses (a) and (b) of the preceding sentence. Notwithstanding any other provision of this Agreement, claims sounding in fraud shall survive the Closing indefinitely.
7.2    Stockholders’ Indemnification Obligations. By virtue of the approval of the Merger by the Stockholders and/or the execution and delivery of a Letter of Transmittal by the Stockholders,

the Stockholders (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) agree, severally and not jointly, to indemnify, defend and hold harmless Parent and its officers, directors, affiliates (including the Surviving Corporation and all Subsidiaries of Parent), employees, agents and representatives (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against and in respect of all Losses (other than amounts paid from the Escrow Fund attributable to the MIP Escrow Contribution) incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, arising out of or relating to: (a) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement; (b) any failure by the Company to perform or comply with any covenant applicable to the Company contained in this Agreement prior to the Closing; (c) the failure of any portion of the Indebtedness, Pre-Closing Employee Obligations or Third-Party Expenses to be paid at or prior to the Closing; (d) any Taxes of the Company or any of its Subsidiaries attributable to taxable periods ending on or before the Closing Date; (e) any Lien on any property or assets of the Company or any of its Subsidiaries after the Closing as a result of matters existing or relating to any period prior to the Closing, other than Permitted Liens; (f) any claim by a Securityholder regarding the distribution of the Merger Consideration to the extent made in accordance with Section 1.6; (g) any claims or actions specified on Schedule 7.2(g); (h) any Dissenting Shares, the authorization of the Merger or the breach or alleged breach of any fiduciary duties by any officer or director of the Company in connection with the Merger; (i) any Company Options or Company Warrants; or (j) the Stockholder Representative Engagement Letter. For all purposes of this Article VII, when determining the amount of the Losses, any material adverse effect or other materiality qualifier contained in any such representation or warranty will be disregarded. No Indemnified Party may initiate a claim for indemnification under this Agreement without the prior approval of Parent.
7.3    Certain Limitations. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the Indemnified Parties receive any recovery pursuant to this Article VII in respect of claims for indemnification made pursuant to Section 7.2(a) (A) unless and until, and only to the extent that, the aggregate amount of Losses which would otherwise be recoverable pursuant to Section 7.2(a) exceeds $200,000 (the “Basket Amount”) or (B) for an amount in excess of the Escrow Amount; provided, that the maximum aggregate liability of the Stockholders to the Indemnified Parties relating to any breach or inaccuracy of any of the Fundamental Representations shall be the Merger Consideration received. Notwithstanding anything to the contrary contained herein, (1) no Losses may be claimed under Section 7.2 to the extent such Losses (a) arise out of or relate to the disclosed items set forth in Section 2.9 of the Disclosure Schedule only to the extent that such required payments do not exceed the amount set forth in Section 2.9 of the Disclosure Schedule or (b) are taken into account in the final determination of the Merger Consideration pursuant to Section 1.13, and (2) no Stockholder shall be obligated to indemnify the Indemnified Parties for any amounts in excess of such Stockholder’s Pro Rata Portion of the Merger Consideration. No Stockholder shall have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party. Notwithstanding anything to the contrary contained herein, the limitations of this Article VII shall not apply to claims sounding in fraud.
7.4    Surviving Corporation’s Indemnification Obligations. From and after the Closing, the Surviving Corporation shall indemnify, defend and hold harmless the Stockholders, and their respective officers, directors, affiliates, employees, agents and representatives, from and against and in respect of all Losses incurred or sustained by them, directly or indirectly, arising out of or relating to: (a) any breach or inaccuracy of a representation or warranty of Parent or Merger Sub contained in this Agreement, or in any certificate or other instrument delivered by Parent or Merger Sub pursuant to this Agreement; or (b) any failure by Parent or Merger Sub to perform or comply with any covenant of Parent or Merger Sub contained herein.
7.5    Stockholder Representative.
(p)    By virtue of the approval of the Merger and this Agreement and/or by delivery of a Letter of Transmittal, each Stockholder shall be deemed to have agreed to appoint Shareholder Representative Services LLC as its agent and attorney in fact, as the Stockholder Representative for and on behalf of the Stockholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to negotiate enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against the Escrow Fund and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. The Stockholder Representative may resign at any time upon not less than 30 days’ prior written notice to Parent. Such agency may be changed by the Stockholders from time to time upon not less than 30 days’ prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services other than pursuant to the terms of that certain Engagement Agreement, dated on or about the date hereof, by and among the Stockholder Representative, the Company and certain of the Stockholders (the “Stockholder Representative Engagement Letter”). Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders.
(q)    The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and without gross negligence or willful misconduct. The Stockholders shall indemnify and defend the Stockholder Representative and hold the Stockholder Representative harmless from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment (collectively, “Representative Losses”) arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Stockholders, any such Representative Losses may be recovered by the Stockholder Representative (i) from the funds in the Stockholder Representative Fund (x) prior to such time as the Merger Consideration has been finally determined in accordance with Section 1.13 and all payments required to be made to Parent pursuant to Section 1.13(d), if any, have been made, up to $200,000 in the aggregate and (y) after such time, up to the balance of the Stockholder Representative Fund and (ii) from the amounts in the Escrow Fund at such time and only from such amounts that would otherwise be distributable to the Stockholders; provided, that while this section allows the Stockholder Representative to be paid from the Stockholder Representative Fund and the Escrow Fund, this does not relieve the Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Stockholders or otherwise. The Stockholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement. A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.
(r)    The Stockholder Representative shall hold the Stockholder Representative Fund to satisfy potential future obligations of the Stockholders hereunder (including with respect to any payment pursuant to Section 1.13) and to pay any expenses incurred by the Stockholder Representative in connection with its acting as the Stockholder Representative pursuant to this Agreement. The Stockholder Representative Fund shall be retained by the Stockholder Representative for such time as the Stockholder Representative shall determine in its sole discretion; provided, that notwithstanding anything herein to the contrary, the Stockholder Representative shall maintain the Stockholder Representative Fund in a separate account and shall not make disbursements therefrom in excess of $200,000 in the aggregate (other than disbursements to Parent) until such time as the Merger Consideration has been finally determined in accordance with Section 1.13 and all payments required to be made to Parent pursuant to Section 1.13(d), if any, have been made. As soon as practicable following the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative will deliver the balance of the Stockholder Representative Fund to the Exchange Agent for further distribution to the Stockholders and the Sales Bonus Recipients ratably based on their respective Pro Rata Portions and portion of the MIP Stockholder Representative Fund Contribution, as the case may be. The Stockholders will not receive any interest or earnings on the Stockholder Representative Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. For tax purposes, the Stockholder Representative Fund will be treated as having been received and voluntarily set aside by the Stockholders at the time of Closing, provided that the parties hereto agree that the MIP Stockholder Representative Fund

Contribution shall be treated as owned by Parent unless and until released and shall apply principles similar to Section 5 of the Escrow Agreement.
(s)    Following the delivery of any indemnification claim notice and the execution and delivery by the Stockholder Representative of a confidentiality agreement with the Surviving Corporation in form and substance reasonably acceptable to the Surviving Corporation, the Stockholder Representative and its representatives and agents shall be given all such access (including electronic access, to the extent available) as they may reasonably require to the relevant books and records of the Surviving Corporation and access to such personnel or representatives of the Surviving Corporation and Parent, including but not limited to the individuals responsible for the matters that are subject of such claim notice, as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in such claim notice.
7.6    Third Party Claims. In the event Parent becomes aware of a third party claim (a “Third-Party Claim”) which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VII, Parent shall notify the Stockholder Representative of such claim, and the Stockholder Representative shall be entitled on behalf of the Stockholders at their expense, to participate in, but not to determine or conduct, the defense of such Third-Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that, except with the consent of the Stockholder Representative no settlement of any such Third-Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Stockholder Representative has consented to any such settlement, the Stockholders shall have no power or authority to object under any provision of this Article VII or the Escrow Agreement to the amount of any Third-Party Claim by Parent against the Escrow Fund with respect to such settlement.
7.7    Adjustment to Merger Consideration. To the maximum extent permitted by law, all indemnification payments paid pursuant to this Article VII shall be adjustments to the Merger Consideration.
7.8    Calculation of Losses. The amount of Losses payable by an Indemnifying Party under this ARTICLE VII shall be (a) reduced by any insurance proceeds actually received by the Indemnified Party with respect to the claim for which indemnification is sought, net of costs of collection and net of retrospective premium adjustments, premium increases and similar charges paid to insurers, (b) reduced by any amounts actually recovered from any third parties, by way of indemnification or otherwise, with respect to the claim for which indemnification is sought, net of costs of collection and (c) reduced by the net amount of any Tax benefits actually realized in the year in which the Loss occurs by the Indemnified Party to the extent the claim for which indemnification is sought gives rise to a deductible loss or expense.
7.9    Exclusive Remedy. Any claim or cause of action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of this Agreement or otherwise in respect of the status, operations or ownership of the Company, its business or properties on or prior to the Closing Date (including without limitation claims under laws giving rights to compensation, contribution or indemnification against present and former Stockholders or control Persons of the Company) must be brought by either party in accordance with the provisions and applicable limitations of this ARTICLE VII, which in the absence of fraud shall constitute the sole and exclusive remedy of all parties, their affiliates, successors and assigns for any such claim or cause of action. Nothing in this Section 7.9 shall limit or restrict the ability or right of any party hereto to seek injunctive or other equitable relief for any breach or alleged breach of this Agreement or any provision hereof.
7.10    Payments.
(d)    To the extent that an Indemnified Party is entitled to indemnification for any Losses pursuant to Section 7.2(a), such Indemnified Party shall be entitled to reimbursement solely out of the Escrow Fund in accordance with the terms of the Escrow Agreement; provided, however, to the extent that the Losses exceed the amount remaining in the Escrow Fund or arise after the Survival Date, such Indemnified Party may collect such Losses directly from the Stockholders subject to the limitations, terms and conditions of this ARTICLE VII.
(e)    To the extent that the Stockholders, or their respective officers, directors, affiliates, employees, agents or representatives are entitled to indemnification for any Losses pursuant to this ARTICLE VII, such party shall be entitled to reimbursement and may collect such Losses directly from the Surviving Corporation subject to the limitations, terms and conditions of this ARTICLE VII.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, and the Merger may be abandoned, notwithstanding any requisite approval and adoption of the Merger, this Agreement and the transactions contemplated thereby by the Stockholders:
(d)    by mutual written consent of the Company and Parent;
(e)    by either the Company or Parent if the Effective Time shall not have occurred on or before October 31, 2013 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(f)    by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;
(g)    by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(d) for 10 Business Days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by the Company is cured during such 10 Business Day period); provided, however, that no cure period shall be required for a breach or inaccuracy which by its nature cannot be cured
(h)    by Parent, upon a breach of the provisions of Section 4.2; or
(i)    by Parent, if a Company Material Adverse Effect shall have occurred since the date hereof.
8.2    Notice of Termination; Effect of Termination. Any termination of this Agreement under and in accordance with Section 8.1 will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) and the proviso therein is applicable, 10 Business Days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and there shall be no liability to any party hereunder in connection with this Agreement or the Merger, except (i) as set forth in this Section 8.2, the first sentence of Section 5.6 and Article IX, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of, or any intentional misrepresentation made in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
ARTICLE IX
GENERAL PROVISIONS
9.1    Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
(1)    “Accounting Firm” is defined in Section 1.13(c).
(2)    “Agreement” is defined in the Preamble of this Agreement.
(3)    “Audit Fees” is defined as the Deloitte & Touche LLP’s audit fees and related expenses incurred by the Company in regard to performing the audit with respect to the consolidated balance sheets of the Company and its Subsidiaries for the fiscal period ending December 31, 2012, including the related consolidated statements of income, cash flows, and stockholders’ equity for the same period.
(4)    “Audited Financials” is defined in Section 2.8(a).

(5)    “Balance Sheet Date” is defined in Section 2.8(a).
(6)    “Basket Amount” is defined in Section 7.3.
(7)    “Board” is defined in Section 2.3.
(8)    “Business Day(s)” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in Boston, Massachusetts are authorized or obligated by law or executive order to close.
(9)    “Certificates” is defined in Section 1.7(c).
(10)    “Certificate of Incorporation” is defined in Section 2.1.
(11)    “Certificate of Merger” is defined in Section 1.2.
(12)    “Charter Documents” is defined in Section 2.1.
(13)    “Closing” is defined Section 1.2.
(14)    “Closing Balance Sheet” is defined in Section 6.3(o).
(15)    “Closing Balance Sheet Date” is defined in Section 6.3(o).
(16)    “Closing Date” is defined in Section 1.2
(17)    “Closing Working Capital” means (A) the consolidated accounts receivable, prepaid expenses and deferred costs of the Company and its Subsidiaries as of immediately prior to the Effective Time (net of all applicable reserves), minus (B) the consolidated accounts payable, accrued expenses, medical benefits & employee contributions payable and sales taxes payable of the Company and its Subsidiaries as of immediately prior to the Effective Time, including for this purpose the employer portion of employment Taxes with respect to the Pre-Closing Employee Obligations, but excluding all Indebtedness, Pre-Closing Employee Obligations and Third-Party Expenses paid at the Closing pursuant to Section 1.7(b) and further excluding an amount equal to 100% of the Audit Fees and 100% of the FTI Fees. The Closing Working Capital shall be determined in accordance with GAAP and, to the extent consistent with GAAP, the Company’s historical accounting practices as reflected in the Financial Statements. For the avoidance of doubt, Closing Working Capital shall not include any of the disclosed items set forth in Section 2.9 of the Disclosure Schedule only to the extent that such required payments do not exceed the amount set forth in Section 2.9 of the Disclosure Schedule.
(18)    “COBRA” is defined in Section 2.22(a).
(19)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(20)    “Common Warrants” shall mean all issued and outstanding warrants to purchase or otherwise acquire Company Common Stock held by any person or entity, each of whom are listed on Section 2.2(c)(ii) of the Disclosure Schedule hereto along with the number of shares of Company Common Stock subject to each such warrant held by such person or entity.
(21)    “Commonwealth Funds” shall mean, collectively, (1) Commonwealth Capital Ventures III L.P., a Delaware limited partnership and (2) CCV III Associates L.P., a Delaware limited partnership.
(22)    “Company” is defined in the Preamble of this Agreement.
(23)    “Company Authorizations” is defined in Section 2.17.
(24)    “Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.
(25)    “Company Common Stock” shall mean shares of common stock, par value $0.001 per share, of the Company.
(26)    “Company Common Stockholder” shall mean a holder of Company Common Stock, each of whom on the date hereof is listed on Section 2.2(a)(i) of the Disclosure Schedule hereto, along with the number of shares held by each such holder.
(27)    “Company Employee Plan” is defined in Section 2.22(a).
(28)    “Company Intellectual Property” is defined in Section 2.14(a).
(29)    “Company IP Agreements” is defined in Section 2.14(a).
(30)    “Company Material Adverse Effect” shall mean any change, event or effect, that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), condition (financial or otherwise), or operations of the Company and its Subsidiaries, taken as a whole, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been a “Company Material Adverse Effect”: (i) any adverse event, circumstance, change or effect to the extent attributable to changes or conditions generally affecting the industry in which the Company operates, the U.S. economy as a whole or foreign economies in any location where the Company has operation or sales, which do not have a disproportionately adverse effect upon the Company relative to other entities in the Company’s industry; (ii) changes in general economic, market or political conditions, which do not have a disproportionately adverse effect upon the Company relative to other entities in the Company’s industry; and (iii) any adverse event, circumstance, change or effect resulting from or relating to compliance with the terms and conditions of, or the taking of any action required by this Agreement, including, without limitation, the public announcement of the execution of this Agreement, and (iv) changes in GAAP, or changes in the laws or regulations (or the interpretation thereof) affecting GAAP, which do not have a disproportionately adverse effect upon the Company relative to other entities in the Company’s industry; provided further, that in no event shall the mere failure of the Company or its Subsidiaries to meet budgeted or projected revenues or earnings constitute, in and of itself, a Company Material Adverse Effect.
(31)    “Company Options” shall mean all issued and outstanding options, warrants and other rights (including commitments to grant options or other rights) to purchase or otherwise acquire Company Common Stock (whether or not vested), and all other issued and outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries, including but not limited to restricted stock units and restricted stock awards, in each case held by any person or entity, each of whom are listed on Section 2.2(c)(i) of the Disclosure Schedule hereto along with the number of shares of Company Common Stock subject to each such option or other right held by such person or entity, other than the Company Warrants.
(32)    “Company Preferred Stock” shall mean shares of preferred stock of the Company, par value $0.001 per share, consisting of Series A-1 Convertible Preferred Stock, Series B-1 Convertible Preferred Stock, Series C-1 Convertible Preferred Stock, Series D-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock, Series B-2 Convertible Preferred Stock, Series C-2 Convertible Preferred Stock and Series D-2 Convertible Preferred Stock.
(33)    “Company Products” is defined in Section 2.14(b).
(34)    “Company Registered Intellectual Property” is defined in Section 2.14(c).
(35)    “Company Source Code” is defined in Section 2.14(a).
(36)    “Company Warrants” shall mean, collectively, the Common Warrants and the Series B-1 Warrants.
(37)    “Confidentiality Agreement” is defined in Section 5.2(a).
(38)    “Conflict” is defined in Section 2.6.
(39)    “Contaminant” is defined in Section 2.14(cc).
(40)    “Continuing Employees” is defined in Section 5.8.
(41)    “Contract” is any mortgage, indenture, lease, contract, covenant or other agreement, instrument, commitment, permit, concession, franchise or license.
(42)    “Copyrights” is defined in Section 2.14(a).
(43)    “Current Balance Sheet” is defined in Section 2.8.
(44)    “Delaware Law” is defined in Section 1.1.
(45)    “Disabling Code” is defined in Section 2.16(dd).

(46)    “Disclosure Schedule” is defined in the preamble to Article II.
(47)    “Disputed Items Notice” is defined in Section 1.13(b).
(48)    “Disputed Items Notice” is defined in Section 1.13(b).
(49)    “Dissenting Shares” is defined in Section 1.9(a).
(50)    “DOL” is defined in Section 2.22(a).
(51)    “Effective Time” is defined in Section 1.2.
(52)    “Employee” is defined in Section 2.22(a).
(53)    “Employee Agreement” is defined in Section 2.22(a).
(54)    “End User Agreement” is defined in Section 2.14(a).
(55)    “Environmental Permits” is defined in Section 2.20(c).
(56)    “ERISA” is defined in Section 2.22(a).
(57)    “ERISA Affiliate” is defined in Section 2.22(a).
(58)    “Escrow Agent” shall mean U.S. Bank National Association, or another institution selected by Parent and acceptable to the Stockholder Representative.
(59)    “Escrow Agreement” shall mean an Escrow Agreement between Parent, the Company, the Stockholder Representative and the Escrow Agent, in substantially the form attached hereto as Exhibit D.
(60)    “Escrow Amount” shall mean an amount of cash in U.S. Dollars equal to $4,155,000.
(61)    “Escrow Fund” is defined in Section 1.7(b).
(62)    “Estimated Merger Consideration” means the Merger Consideration, with any increase or decrease thereto shown on the Estimated Merger Consideration Certificate and approved by Parent.
(63)    “Estimated Merger Consideration” is defined in Section 6.3(o).
(64)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(65)    “Exchange Agent” is defined in Section 1.7(a).
(66)    “Final Year Tax Returns” is defined in Section 5.14(b).

(67)    “Final Merger Consideration Certificate” is defined in Section 1.13(a).
(68)    “Financial Statements” is defined in Section 2.8(a).
(69)    “Firm” is defined in Section 9.12.
(70)    “FMLA” is defined in Section 2.22(a).
(71)    “FTI Fees” means the fees and expenses charged by FTI Consulting, Inc. in regard to assisting the Company in preparing for the financial audit by Deloitte & Touche LLP of the Company and its Subsidiaries for the fiscal period ending December 31, 2012.
(72)    “Fundamental Representations” is defined in Section 7.1.
(73)    “GAAP” shall mean United States generally accepted accounting principles consistently applied.
(74)    “Government Contract” is defined in Section 2.15(a)(xvi).
(75)    “Governmental Entity” is defined in Section 2.7.
(76)    “Hazardous Material” is defined in Section 2.20(a).
(77)    “Hazardous Materials Activities” is defined in Section 2.20(b).
(78)    “HIPAA” is defined in Section 2.22(a).
(79)    “IGC Funds” shall mean, collectively, (1) Investor Growth Capital Limited and (2) Investor Group LP.
(80)    “Indemnified Party” or “Indemnified Parties” is defined in Section 7.2.
(81)    “Indemnifying Party” or “Indemnifying Parties” is defined in Section 7.2.
(82)    “Indebtedness” shall mean, on a consolidated basis, all principal, interest, fees, expenses and other amounts in respect of borrowed money, notes, bonds, debentures and other debt securities, interest rate, currency or other hedging arrangements, capital leases, letters of credit and/or installment purchases incurred by the Company and its Subsidiaries prior to the Closing, or required to be paid in order to discharge fully all such amounts as of the Closing.
(83)    “Intellectual Property” is defined in Section 2.14(a).
(84)    “Intellectual Property Rights” is defined in Section 2.14(a).
(85)    “International Employee Plan” is defined in Section 2.22(a).
(86)    “IRS” is defined in Section 2.22(a).

(87)    “Knowledge” or “Known” (or words of similar import) shall mean, with respect to the Company and its Subsidiaries, with respect to any matter in question, the knowledge of Jim Hemmer, Adele Freedman, Ken Nicolson, Gregg Plekan, Bill Smith, Jim Somers, Peter Watts and Dan Zeck.
(88)    “Lease Agreements” is defined in Section 2.13(b).
(89)    “Leased Real Property” is defined in Section 2.13(a).
(90)    “Letter of Transmittal” is defined in Section 1.7(c).
(91)    “Lien” shall mean any lien, pledge, charge, claim, mortgage, liability, security interest, right of first refusal, title retention agreement, third party right or other encumbrance of any sort.
(92)    “Loss” or “Losses” means claims, losses, liabilities, damages, deficiencies, costs, interests, awards, amounts paid in settlement, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing; provided, however, Losses shall not include any exemplary, special, consequential or punitive damages, except to the extent actually awarded to a Governmental Entity or other Person in connection with a Third Party Claim.
(93)    “Mask Works” is defined in Section 2.14(a).
(94)    “Material Contract” or “Material Contracts” is defined in Section 2.15.
(95)    “Merger” is defined in the Recitals of this Agreement.
(96)    “Merger Consideration” shall mean cash in U.S. Dollars, without interest, which in the aggregate shall equal (x) $27,700,000 plus (y) the amount, if any, by which the Closing Working Capital exceeds $2,420,000, or minus the amount, if any, by which the Closing Working Capital is less than $2,420,000, all as finally determined in accordance with Section 1.13 plus (z) all amounts of cash of the Company and its Subsidiaries held at Closing.
(97)    “Merger Sub” is defined in the Preamble of this Agreement.
(98)    “MIP” shall mean the Management Incentive Plan, dated May 9, 2013.
(99)    “MIP Escrow Contribution” shall mean a contribution to the Escrow Fund at Closing by the Surviving Corporation in regard to payments to Sale Bonus Recipients under the MIP in an aggregate amount equal to five percent (5%) of the Escrow Amount.
(100)    “MIP Stockholder Representative Fund Contribution” shall mean a contribution to the Stockholder Representative Fund at Closing by each Sale Bonus Recipient in regard to payments to Sale Bonus Recipients under the MIP in an aggregate amount equal to five percent (5%) of the Stockholder Representative Fund Amount.

(101)    “Moral Rights” is defined in Section 2.14(a).
(102)    “Multiemployer Plan” is defined in Section 2.22(a).
(103)    “North Bridge Funds” shall mean, collectively, (1) North Bridge Venture Partners IV-A, L.P., a Delaware limited partnership, and (2) North Bridge Venture Partners IV-B, L.P., a Delaware limited partnership.
(104)    “Offer Letter” is defined in Section 5.8.
(105)    “Open Source Materials” is defined in Section 2.14(aa).
(106)    “Parent” is defined in the Preamble of this Agreement.
(107)    “Parent Common Stock” shall mean shares of the common stock, par value $0.01 per share, of Parent.
(108)    “Parent Material Adverse Effect” is defined in Section 3.1.
(109)    “Parent 10-K” is defined in Section 3.3.
(110)    “Patents” is defined in Section 2.14(a).
(111)    “Pension Plan” is defined in Section 2.22(a).
(112)    “Permitted Lien” shall mean: (a) liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings diligently pursued; (b) mechanics’, materialmen’s, banker’s, carriers’, warehousemen’s and similar liens arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings diligently pursued; (c) liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued; and (d) liens securing indebtedness that are reflected on the Current Balance Sheet.
(113)    “Person” shall mean an individual or entity, including a partnership, limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
(114)    “Plans” shall mean, collectively, the Company’s Amended and Restated 1999 Stock Option Plan and the Company’s Second Amended and Restated 2010 Stock Option Plan.
(115)    “Polaris Funds” shall mean, collectively, (1) Polaris Venture Partners III, L.P., a Delaware limited partnership, and (2) Polaris Venture Partners Entrepreneurs’ Fund III, L.P., a Delaware limited partnership.

(116)    “Pre-Closing Employee Obligations” is defined in Section 1.12 hereof.
(117)    “Pre-Closing Indemnitees” is defined in Section 5.15(b) hereof.
(118)    “Pre-Closing Tax Period” shall mean any taxable period of the Company or its Subsidiaries ending on or before the Closing Date and the portion of any Straddle Period ending at the end of the day on the Closing Date.
(119)    “Preferred C-2 Liquidation Preference” shall mean $1.649399 per share of Series C-2 Convertible Preferred Stock plus all accrued but unpaid dividends thereon.
(120)    “Preferred D-2 Liquidation Preference” shall mean $3.005648 per share of Series D-2 Convertible Preferred Stock plus all accrued but unpaid dividends thereon.
(121)    “Principal Stockholders” shall mean: the Requisite Holders and each member of the Company’s Board of Directors that hold shares of Company Capital Stock and each entity that holds shares of Company Capital Stock that is affiliated with any member of the Company’s Board of Directors.
(122)    “Pro Ration Factor” shall mean a fraction, the numerator of which is an amount equal to the Merger Consideration minus the aggregate amount of Indebtedness, Third-Party Expenses and Pre-Closing Employee Obligations to be paid pursuant to Section 1.7(b) and the denominator of which is the sum of (A) the Preferred C-2 Liquidation Preference multiplied by the number of shares of Series C-2 Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time, and (B) the Preferred D-2 Liquidation Preference multiplied by the number of shares of Series D-2 Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time.
(123)    “Pro Rata Portion” shall mean, with respect to each Stockholder, a percentage obtained by dividing (x) the portion of the Merger Consideration such Stockholder is entitled to pursuant to Section 1.6(a), by (y) the Merger Consideration distributed to all Stockholders pursuant to Section 1.7(b).
(124)    “PTO” is defined in Section 2.14(b).
(125)    “Registered Intellectual Property” is defined in Section 2.14(a).
(126)    “Related Agreements” shall mean the Escrow Agreement and all other agreements and certificates entered into by the Company in connection with the transactions contemplated hereby.
(127)    “Representative Losses” is defined in Section 7.5(b).
(128)    “Required Continuing Employees” is defined in Section 5.8.

(129)    “Requisite Holders” shall mean, collectively, the Commonwealth Funds, the IGC Funds, the North Bridge Funds and the Polaris Funds, and for the avoidance of doubt, a majority of the Requisite Holders shall mean at least three of the four defined fund groups.
(130)    “Sale Bonus Recipient” is defined in Section 5.8.
(131)    “SEC” shall mean the United States Securities and Exchange Commission.
(132)    “Securities Act” shall mean the Securities Act of 1933, as amended.
(133)    “Securityholders” shall mean, collectively, the Stockholders, holders of Company Options and holders of Company Warrants.
(134)    “Series A-1 Convertible Preferred Stock” is defined in Section 2.2(a).
(135)    “Series B-1 Convertible Preferred Stock” is defined in Section 2.2(a).
(136)    “Series B-1 Warrants” shall mean all issued and outstanding warrants to purchase or otherwise acquire Series B-1 Convertible Preferred Stock held by any person or entity, each of whom are listed on Section 2.2(c)(ii) of the Disclosure Schedule hereto along with the number of shares of Series B-1 Convertible Preferred Stock subject to each such warrant held by such person or entity.
(137)    “Series C-1 Convertible Preferred Stock” is defined in Section 2.2(a).
(138)    “Series D-1 Convertible Preferred Stock” is defined in Section 2.2(a).
(139)    “Series A-2 Convertible Preferred Stock” is defined in Section 2.2(a).
(140)    “Series B-2 Convertible Preferred Stock” is defined in Section 2.2(a).
(141)    “Series C-2 Convertible Preferred Stock” is defined in Section 2.2(a).
(142)    “Series D-2 Convertible Preferred Stock” is defined in Section 2.2(a).
(143)    “Shrinkwrap Agreements” is defined in Section 2.14(a).
(144)    “Spreadsheet” is defined in Section 6.3(p).
(145)    “Statement of Expenses” is defined in Section 5.6.
(146)    “Statement No. 5” is defined in Section 2.8.
(147)    “Stockholder Indebtedness” means Indebtedness held by Stockholders who receive a portion of the Merger Consideration pursuant to Sections 1.6(a)(i) and/or 1.6(a)(ii).
(148)    “Stockholder Representative” is defined in the Preamble of this Agreement.

(149)    “Stockholder Representative Engagement Letter” is defined in Section 7.5(a).
(150)    “Stockholder Representative Fund” is defined in Section 1.7(b)(ii).
(151)    “Stockholder Representative Fund Amount” means an amount of cash in U.S. Dollars equal to $1,200,000.
(152)    “Stockholder Written Consent” is defined in Section 5.5.
(153)    “Stockholders” shall mean the holders of Company Capital Stock as of immediately prior to the Effective Time.
(154)    “Straddle Period” is defined in Section 5.14(d).
(155)    “Straddle Period Tax Returns” is defined in Section 5.14(c).
(156)    “Subsidiary” or “Subsidiaries” means, individually or collectively, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.
(157)    “Subsidiary Equity Interests” shall mean all shares of capital stock of, or other equity interests in, the Subsidiaries of the Company.
(158)    “Survival Date” is defined in Section 7.1.
(159)    “Surviving Corporation” is defined in Section 1.1.
(160)    “Tax” or “Taxes” are defined in Section 2.11(a)(i).
(161)    “Tax Preparation Firm” is defined in Section 5.14(b).
(162)    “Tax Returns” is defined in Section 2.11(a)(ii).
(163)    “Technology” is defined in Section 2.14(a).
(164)    “Third-Party Claim” is defined in Section 7.6.
(165)    “Third-Party Expenses” shall mean (i) all fees, costs and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby and (ii) the cost of the D&O “run-off” policy contemplated by Section 5.15(b). For the avoidance of doubt, the term “Third-Party Expenses” shall not include Audit Fees or FTI Fees payable by Parent pursuant to Section 5.6.
(166)    “Trademarks” is defined in Section 2.14(a).

(167)    “Unaudited Financials” is defined in Section 2.8(a).
(168)    “Unfiled Prior Year Tax Returns” is defined in Section 5.14(b).
(169)    “WARN Act” is defined in Section 2.22(m).
9.2    Notices. Any notices or other communications required or permitted under this Agreement shall be sufficiently given if in writing and (a) hand delivered, including delivery by courier services, or (b) sent by certified mail, return receipt requested, postage prepaid addressed to the recipient at the address stated below, or to such other address as the party concerned may substitute by written notice to the other. All notices hand delivered shall be deemed received on the day of delivery. All notices forwarded by mail shall be deemed received on the date two (2) days (excluding Saturdays, Sundays and legal holidays when the U.S. mail is not delivered) immediately following date of deposit in the U.S. mail; provided, however, the return receipt indicating the date upon which the notice is received shall be prima facie evidence that such notice was received on the date of the return receipt. Addresses may be changed by giving notice of such change in the manner provided herein. Unless and until such written notice is received, the last address given shall be deemed to continue in effect for all purposes.
(a)    If to Parent or Merger Sub, to:
Pegasystems Inc.
One Rogers Street
Cambridge, MA 02142
Facsimile No.: (617) 374-9545
Attention: Rafeal E. Brown,
Senior Vice President, Chief Administrative Officer and
Chief Financial Officer
with a copy to (which copy shall not constitute notice):
Choate, Hall & Stewart LLP
Two International Place
Boston, MA 02110
Facsimile No.: (617) 248-5000
Attention:     Robert V. Jahrling, Esq.
(b)    If to the Company, to:
Antenna Software, Inc.
111 Town Square Place
Jersey City, NJ 07310
Facsimile No.: (201) 239-2315
Attention:     Adele Freedman
with a copy to (which copy shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, NY 10036
Facsimile No.: (212) 858-1500
Attention: Donald G. Kilpatrick, Esq.
(c)    If to the Stockholder Representative, to:
Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Facsimile No.: (303) 623-0294
Attention: Managing Director
with a copy to (which copy shall not constitute notice):
Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, NY 10036
Facsimile No.: (212) 858-1500
Attention: Donald G. Kilpatrick, Esq.
9.3    Interpretation. The terms of this Agreement are contractual and not mere recitals. Any pronouns in this Agreement that refer to a particular gender mean and refer to the appropriate gender or neuter when applied to a particular party, person or entity. Unless otherwise stated, all references in this Agreement to paragraph, subparagraph, section, subsection, clause and subclause are intended to refer to paragraphs, subparagraphs, sections, subsections, clauses and subclauses, respectively, of this Agreement. The parties acknowledge and agree that titles and headings for particular paragraphs, sections and subsections of this Agreement have been inserted solely for reference purposes. As a result, Section and paragraph headings, titles or captions should not be used to interpret or construe the terms of this Agreement. Except as to words or phrases specifically defined in this Agreement, the parties agree that all words and phrases selected to state the terms of this Agreement are to be interpreted in accordance with their plain and generally prevailing meaning and not with regard to any different meaning that any of the parties might otherwise attach to a particular word or phrase. The parties further acknowledge that, as a result of either drafting or negotiating specific terms, or as a result of approving language selected by others to state specific terms, they are each and all equally responsible for the wording of the terms of this Agreement. The words “made available,” “delivered” and words of similar import mean actually provided to Parent or its representatives (through electronic transmission or otherwise) or made available in the virtual data room at least one (1) day prior to the date hereof.
9.4    Counterparts. This Agreement may be executed in two or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in .pdf or .tiff format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
9.5    Entire Agreement; Assignment; Amendment. Unless otherwise specified herein, this Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement, the Escrow Agreement, the Related Agreements and the other agreements delivered in connection with the transactions contemplated hereby (i) contain the entire agreement and understanding between the parties with respect to the subject matter herein identified and merges and integrates any and all previous and contemporaneous implied agreements (in fact or law), between or among the parties concerning such matters, and (ii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. At any time prior to the Effective Time, this Agreement may be amended by written agreement signed by each of the parties hereto. This Agreement shall not be amended after the Effective Time.
9.6    No Third Party Beneficiaries. Except for the Stockholders, with respect to Sections 1.6(a) and 1.7(c) herein, and the Indemnified Parties, with respect to Article VII herein, the terms of this Agreement are intended solely for the benefit of the parties hereto and are not intended to inure, and will not inure, to the benefit of any other Person.
9.7    Severability. If any provision of this Agreement or portion of this Agreement is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated in this Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Agreement, as the case may be.
9.8    Remedies Cumulative. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
9.9    Governing Law. This Agreement and the respective rights and obligations of the parties under this Agreement shall be governed by, and shall be determined under, the internal laws of the State of Delaware, without regard to the choice or conflicts of law principles thereof. Any action involving this Agreement shall be brought and maintained solely in the state and federal courts located in the State of Delaware. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

9.10    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
9.11    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF
9.12    Conflict Waiver. Notwithstanding that the Company has been represented by Pillsbury Winthrop Shaw Pittman LLP (the “Firm”) in the preparation, negotiation and execution of this Agreement, the Company agrees that after the Closing the Firm may represent the Stockholder Representative, the Stockholders and/or their affiliates in matters related to the this Agreement, including without limitation in respect of any indemnification claims pursuant to this Agreement. The Company hereby acknowledges, on behalf of itself and its affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.
9.13    Tax Matters. For tax purposes, Parent’s acquisition of the Company and its Subsidiaries pursuant to this Agreement shall in no way be considered a separate acquisition of the Company’s Indian subsidiaries.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

PEGASYSTEMS INC. By: /s/ Alan Trefler Name: Alan Trefler Title: Founder and Chief Executive Officer
ARIES MERGER SUB, INC. By: /s/ Efstathios Kouninis Name: Efstathios Kouninis Title: President
ANTENNA SOFTWARE, INC. By: /s/ James Hemmer Name: James Hemmer Title: Chief Executive Officer
SHAREHOLDER REPRESENTATIVE SERVICES LLC, as Stockholder Representative By: /s/ Donald J. Morrissey, Jr. Name: Donald J. Morrissey, Jr. Title: Managing Director

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER